UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETSUITE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2010

Dear Stockholders:

You are cordially invited to attend our 2010 Annual Meeting of Stockholders to be held on Thursday, May 27, 2010 at 9:30 a.m., local time, at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. We are holding the meeting to:

1.	Elect three Class III directors, William Beane III, Deborah Farrington and Edward Zander, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on April 2, 2010, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Mateo, California for the ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report are first being mailed to stockholders and posted on our website on or about April 29, 2010.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

Thank you for your ongoing support of NetSuite. We look forward to seeing you at our Annual Meeting.

Sincerely,
/s/ Douglas P. Solomon
Douglas P. Solomon
SVP, General Counsel and Secretary

April 29, 2010

San Mateo, California

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

NETSUITE INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 27, 2010

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

i

NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

GENERAL INFORMATION

Our board of directors is soliciting proxies for our 2010 Annual Meeting of Stockholders to be held on Thursday, May 27, 2010 at 9:30 a.m. local time at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. Our principal executive offices are located at 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2009 Annual Report on Form 10-K are first being distributed to stockholders and made available on our website at www.netsuite.com under the headings “Investors/SEC Filings” on or about April 29, 2010. These materials are also available at https://materials.proxyvote.com/64118Q in a manner that does not infringe on the anonymity of the person accessing such website. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS

What is included in these materials and posted on our website?

These materials include:

•	Our proxy statement for the Annual Meeting including the proxy card for the Annual Meeting; and

•	Our 2009 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2009.

What items will be voted on at the Annual Meeting?

There are two items that will be voted on at the Annual Meeting:

1.	The election of three Class III directors; and

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What are our Board of Directors’ voting recommendations?

Our board recommends that you vote your shares “FOR” each of the nominees to the board, and “FOR” the ratification of the appointment of KPMG LLP.

Who may vote at the Annual Meeting?

If you owned NetSuite’s common stock at the close of business on April 2, 2010 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had 63,309,618 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services, or Wells Fargo, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by NetSuite.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

A majority of NetSuite’s outstanding shares on the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

As long as the shares held by our majority stockholder, NetSuite Restricted Holdings LLC, are present in person or by proxy, we will have a quorum at the meeting.

If I am a stockholder of record of NetSuite’s shares, how do I vote?

If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

You may also vote in person at the Annual Meeting. We will give you a ballot when you arrive. Directions to the Annual Meeting are available on our corporate website at http://www.netsuite.com/portal/investors/event.shtml.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote by proxy. You may vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

You may also vote in person at the Annual Meeting. To vote in person, you must obtain a valid proxy from the organization that holds your shares. Directions to the Annual Meeting are available on our corporate website at http://www.netsuite.com/portal/investors/event.shtml.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization (e.g., your broker) that holds your shares, with voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the proxy materials.

If you are a beneficial owner of shares held in street name it is important for you to cast a vote if you want it to count in the election of directors (Proposal 1). In the past, if a beneficial owner held shares in street name and did not indicate how the holder wanted the shares voted in the election of directors, the beneficial owner’s bank or broker was allowed to vote those shares on the holder’s behalf in the election of directors as they felt appropriate. Recent changes in applicable regulations were made to take away the ability of a beneficial owner’s bank or broker to vote uninstructed shares in the election of directors on a discretionary basis. Thus, if a beneficial owner holds shares in street name and does not instruct the bank or broker how to vote in the election of directors, no votes will be cast on that holder’s behalf. The beneficial owner’s bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of this appointment of the Company’s independent registered public accounting firm (Proposal 2). If you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Which ballot measures are considered “routine” or “non-routine”?

Proposal 1 (election of directors) involves a matter that is considered non-routine. Proposal 2 (approval of independent registered public accounting firm) involves a matter that we believe is considered routine.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are treated as represented and entitled to vote and, therefore, have the same effect on the outcome of a matter being voted on at the Annual Meeting as a vote “AGAINST” or “WITHHELD” except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	Each director must be elected by a plurality of the votes cast, meaning that the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

Proposal 2—Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the Annual Meeting must vote “FOR” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within NetSuite or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; or

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Who will serve as Inspector of Elections?

The inspector of elections is expected to be a representative from Wells Fargo.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Elections and published in a Current Report or Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

NetSuite is paying the costs of the solicitation of proxies. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding printed proxy materials by mail to stockholders of record and beneficial owners; and

•	Obtaining beneficial owners’ voting instructions.

We do not expect to, but have the option to, retain a proxy solicitor. If we engage a proxy solicitor, we expect that the fees for such solicitor would be less than $10,000. Our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

How will NetSuite’s majority stockholder vote its shares on these matters?

On the Record Date, NetSuite Restricted Holdings LLC, or the LLC, held 31,964,891 shares of our common stock. As of the Record Date, those shares represented approximately 50.5% of our outstanding stock. The LLC is a limited liability company beneficially owned by Lawrence J. Ellison, and was formed for the limited purpose of holding NetSuite shares, voting the shares as required by the LLC’s operating agreement (as described below), and funding charitable gifts if and when directed by Mr. Ellison. The LLC is managed solely by a third party that is unrelated to NetSuite or Mr. Ellison.

The operating agreement for the LLC contains provisions regarding the voting of our shares that are designed to neutralize the voting power of the shares of our stock held by the LLC, and that require that all the shares held by the LLC that are entitled to be voted at any meeting of our stockholders will be present and voted at such meeting, except as described below. These provisions require the shares held by the LLC to be voted on each matter presented in strict proportion (for, against, withheld, and/or abstain) to the votes collectively cast by all of our other stockholders who are present and voting, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison’s family members, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting provisions apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

How can stockholders submit a proposal for inclusion in our proxy statement for the 2011 Annual Meeting?

To be included in our proxy statement for the 2011 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be received by our Secretary at our principal executive offices no later than December 20, 2010, or no later than one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released our proxy statement to stockholders in connection with this year’s Annual Meeting.

How can stockholders submit proposals to be raised at the 2011 Annual Meeting that will not be included in our proxy statement for the 2011 Annual Meeting?

To be raised at the 2011 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors for our board that the stockholder wishes to raise at our Annual Meeting. To be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting. Since our 2010 Annual Meeting is being held on May 27, 2010, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 27, 2011 and no later than February 26, 2011, in order to be raised at our 2011 Annual Meeting.

What if the date of the 2011 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2011 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2011 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2011 Annual Meeting must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our board, the stockholder notice to the Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our corporate website at www.netsuite.com under the headings “Investors/Corporate Governance.”

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?

If we receive notice of a matter to come before the 2011 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders discretionary authority to vote on such matter.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal. The terms of the Class III directors are scheduled to expire on the date of the upcoming Annual Meeting. Based in part on the recommendation of the nominating and governance committee of the board of directors, the board of directors’ nominees for election by the stockholders are the current Class III members of the board of directors, William Beane III, Deborah Farrington and Edward Zander. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2013 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

The names and certain information about the nominees for election as directors and the continuing directors in each of the other two classes of our board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class III directors to the board of directors. If any of the nominees, for any reason, should be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as our board of directors may designate in place of such nominee.

The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected directors to serve until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class III Directors

The name and age as of March 31, 2010 of each nominee for director, his or her position with us, the year in which he or she first became a director and certain biographical information as of March 31, 2010 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
William Beane III	48	Director	2007
Deborah Farrington	59	Director	2000
Edward Zander	63	Director	2009

William Beane III has been a member of our board of directors since January 2007. Mr. Beane has served as Vice President and General Manager of the Oakland Athletics, a Major League Baseball® team since October 1997, and has been a minority owner of the team since April 2005. Mr. Beane also serves on the board of directors of Easton-Bell Sports, Inc., a sporting goods manufacturer. He attended the University of California, San Diego.

As the general manager of a Major League Baseball team, Mr. Beane brings valuable leadership and business management experience to the board, particularly in talent management and performance and metrics-based management. With the Oakland Athletics, Mr. Beane has used his strategic vision to apply a statistical, quantitative-based approach to help build competitive teams in a more fiscally disciplined manner. Under his leadership, the Oakland Athletics have been widely and consistently regarded as one of the most successful fiscally disciplined teams in Major League Baseball.

Deborah Farrington has been a member of our board of directors since May 2000. Since May 1998, Ms. Farrington has served as a General Partner of StarVest Partners, L.P., a venture capital firm, and, since April 2006, has served as President of StarVest Management, Inc., a management company. Ms. Farrington also is a member of the board of directors and serves as the chair of the compensation committee of Collectors Universe, Inc., a company that grades and authenticates collectible assets. She holds an A.B. from Smith College and a M.B.A. from Harvard Business School.

Ms. Farrington has spent over thirty years in the financial services industry, including twenty years of private equity investing and, prior to that, eleven years of investment banking. Ms. Farrington brings valuable financial, business and management experience to the board. In particular, Ms. Farrington has had fifteen years of experience in investing in and working with business services companies, especially Software-as-a-Service (SaaS) companies. Ms. Farrington has almost a decade of board experience at NetSuite and has extensive experience with other business services companies. This experience uniquely qualifies Ms. Farrington to provide the board with an important perspective on the operations of, and issues facing, our Company and SaaS companies generally.

Edward Zander has been a member of our board of directors since June 2009. From January 2004 to January 2008, Mr. Zander served as Chairman and Chief Executive Officer of Motorola, Inc. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries. Prior to holding that position, Mr. Zander was President and Chief Operating Officer of Sun Microsystems Inc., a leading provider of hardware, software and services for networks, from January 1998 until June 2002. Mr. Zander serves on the board of directors of Seagate Technology and Netezza Corporation and is involved with several educational and nonprofit organizations, including serving on the board of trustees of Rensselaer Polytechnic Institute and the advisory board of the School of Management of Boston University. He holds a B.S. from Rensselaer Polytechnic Institute and a M.B.A. from Boston University.

Mr. Zander has over two decades of senior management experience in the technology sector. Mr. Zander’s experience as the Chief Executive Officer, and as President and Chief Operating Officer, of two of the leading technology corporations in the U.S., brings valuable leadership, strategic, management, and operational experience in technology businesses to our board. In addition, Mr. Zander’s deep experience in a variety of technology businesses, including his work as a managing director of Silver Lake Partners and ongoing board service at two other technology companies provides Mr. Zander with the background and insight to contribute significantly to the strategic and operational issues that NetSuite may encounter.

Directors Not Standing for Election

The names and certain biographical information as of March 31, 2010 about the continuing members of our board of directors who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire
Zachary Nelson	48	President, Chief Executive Officer and Director	2002	Class I 2011
Kevin Thompson	44	Director	2006	Class I 2011
Evan Goldberg	43	Chief Technology Officer and Chairman of the Board	1998	Class II 2012
Catherine R. Kinney	58	Director	2009	Class II 2012

Zachary Nelson has been a member of our board of directors since July 2002 and has served as our President and Chief Executive Officer since January 2003. Prior to that, Mr. Nelson served as our President and Chief Operating Officer from July 2002 to January 2003. From March 1996 to October 2001, Mr. Nelson was employed by Network Associates, Inc. (now McAfee, Inc.), an enterprise security software company. While at Network Associates, Mr. Nelson held various positions, including Chief Strategy Officer of Network Associates and President and CEO of MyCIO.com, a subsidiary that provided on-demand software security services. From 1992 to 1996, he held various positions, including Vice President of Worldwide Marketing, at Oracle Corporation, an enterprise software company. He holds B.S. and M.A. degrees from Stanford University.

Mr. Nelson has over twenty years of experience working in the technology sector and brings his leadership and extensive business, operating, marketing and industry experience to the board. As the Chief Executive Officer of the Company, he also brings his strategic vision for the Company to the board and creates a critical link between the management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

Kevin Thompson has been a member of our board of directors since September 2006. Since March 2010, Mr. Thompson has been the President and Chief Executive Officer of SolarWinds, Inc., a network management software company. From January 2009 until March 2010, Mr. Thompson served as President, Chief Operating Officer, Chief Financial Officer and Treasurer of SolarWinds. From May 2007 to January 2009, Mr. Thompson served as Chief Operating Officer, Chief Financial Officer and Treasurer of SolarWinds, and from July 2006 through May 2007, Mr. Thompson was Chief Financial Officer and Treasurer of SolarWinds. Mr. Thompson was Senior Vice President and Chief Financial Officer at SAS Institute Inc., a business intelligence software company, from September 2004 until November 2005. Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat Inc., an enterprise software company, from October 2000 until August 2004. He holds a B.B.A. from the University of Oklahoma.

Mr. Thompson has over a decade of experience in the software industry. As the President and Chief Executive Officer of a publicly-traded software company, Mr. Thompson brings deep leadership and operational experience to our board. In addition, Mr. Thompson’s strong financial background, including his work as the chief financial officer at two different publicly-traded software companies and one of the world’s largest privately-held software company (pre-packaged software), provides financial expertise to the board, including an understanding of financial statements, corporate finance and accounting.

Evan Goldberg co-founded our company and has been a member of our board of directors since October 1998 and Chairman of our board since January 2003. From October 1998 through January 2003, Mr. Goldberg held various positions with us, including President and Chief Executive Officer and Chief Technology Officer. Prior to joining us, Mr. Goldberg founded mBed Software, Inc., a software company focused on multimedia tools for website developers, where he served as Chief Executive Officer from November 1995 to September 1998. From August 1987 to November 1995, Mr. Goldberg held various positions in the product development group at Oracle Corporation, including Vice President of Development in the New Media Division. He holds a B.A. from Harvard College.

As the co-founder of the Company, and nearly twelve years as a key executive officer and experience on the board, Mr. Goldberg has in-depth knowledge of the Company, its products, operations and strategy. Based upon this experience and knowledge, Mr. Goldberg can provide the board with unique insights into the company’s challenges, opportunities and operations. Mr. Goldberg’s eight years of experience in the product development group at Oracle and his experience as founder and CEO of mBed Software, Inc., bring deep software development and product expertise to our board.

Catherine R. Kinney has been a member of our board of directors since March 2009. From 2008 through March 2009, Ms. Kinney served as Group Executive Vice President and Head of Global Listings at NYSE Euronext, where she was responsible for overseeing the company’s global listing program, marketing and branding. From 2002 to 2008, Ms. Kinney served as President and Co-Chief Operating Officer of the New York Stock Exchange. Ms. Kinney served in the Paris, France office of the NYSE Euronext from July 2007 until 2009. Ms. Kinney serves on the board of directors and is a member of the investment committee, the audit committee and the social responsibility and compliance committee of MetLife, Inc. Ms. Kinney also serves on the board of directors and is a member of the compensation committee and chair of the nominating and governance committee of MSCI, Inc. She holds a B.A. from Iona College and completed the Advanced Management Program at Harvard Business School. Ms. Kinney has received honorary degrees from Georgetown University, Fordham University, and Rosemont College.

Ms. Kinney’s experience as a senior executive and Chief Operating Officer of a multinational regulated entity and her key role transforming the New York Stock Exchange to a publicly-traded company demonstrates a knowledge of, and experience with, issues of corporate development and transformation. In addition, Ms. Kinney’s experience in developing and establishing the NYSE corporate governance standards for listed companies, provides the board with unique corporate governance expertise to assist the board in establishing and maintaining an effective corporate governance program.

Vote Required and Board of Directors’ Recommendation

Each director must be elected by a plurality of the votes cast, meaning that the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE BOARD’S THREE NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 1.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below. The board of directors has also adopted a written charter for each of the three standing committees: the audit committee, the compensation committee and the nominating and governance committee. Each committee charter is available on our corporate website at www.netsuite.com under the headings “Investors/Corporate Governance,” or in print by contacting Investor Relations at our principal executive offices.

Audit Committee

Our audit committee is comprised of Deborah Farrington, Catherine R. Kinney and Kevin Thompson, each of whom is a non-employee member of our board of directors. Mr. Thompson is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence and financial literacy, and that Ms. Farrington and Mr. Thompson each qualify as an audit committee financial expert, under the applicable rules of the New York Stock Exchange and SEC rules and regulations. To the extent deemed necessary or appropriate, the audit committee, among other things:

•	selects and hires our independent auditors, and approves the audit and non-audit services to be performed by our independent auditors;

•	evaluates the qualifications, performance and independence of our independent auditors;

•	monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviews the adequacy and effectiveness of our internal control policies and procedures;

•	discusses the scope and results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results;

•	prepares the audit committee report that the SEC requires in our annual proxy statement; and

•	reviews and approves in advance any proposed related party transactions.

Compensation Committee

Our compensation committee is comprised of Deborah Farrington, Kevin Thompson and Edward Zander, each of whom is a non-employee member of our board of directors. Ms. Farrington is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules of the New York Stock Exchange. To the extent necessary or appropriate, the compensation committee, among other things:

•

reviews and approves for our executive officers: annual base salaries, annual performance-based cash incentives, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviews the succession planning for our executive officers;

•	oversees compensation goals and performance-based cash incentive and stock compensation criteria for our employees;

•	reviews and recommends compensation programs for outside directors;

•	prepares the compensation discussion and analysis and compensation committee report that the SEC requires it be included in our annual proxy statement; and

•	administers, reviews and makes recommendations with respect to our equity compensation plans.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Deborah Farrington, Catherine R. Kinney and Edward Zander, each of whom is a non-employee member of our board of directors. Ms. Kinney is the chairperson of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee satisfies the requirements for independence under the applicable rules of the New York Stock Exchange. To the extent necessary or appropriate, the nominating and governance committee, among other things:

•	assists our board of directors in identifying prospective director nominees and recommends nominees for each annual meeting of stockholders to the board of directors;

•	reviews developments in corporate governance practices and develops and recommends governance principles applicable to our board of directors;

•	oversees the evaluation of our board of directors and management;

•	recommends members for each board committee to our board of directors; and

•	reviews and monitors our code of ethics.

Board Meetings and Attendance

The board held seven meetings during the year ended December 31, 2009. Each then current director attended at least 75% of the aggregate number of the meetings of the board and of the committees on which he or she served during the period in 2009 for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of the board, the number of meetings held by each committee in 2009 and the membership of each committee during the year ended December 31, 2009. Messrs. Nelson, Goldberg and Beane are omitted from the table below as they were not members of any of the standing committees of the board.

Name	Audit	Compensation	Nominating & Governance
Catherine Kinney (1)	Member	—	Chair
Deborah Farrington(2)	Member	Chair	Member (Chair until March 27, 2009)
Kevin Thompson(3)	Chair	Member	Member (until 7/1/09)

Ed Zander(4)	—	Member	Member
Number of Meetings held in 2009	9	9	6

(1)	Ms. Kinney was appointed as a member of the audit committee and the chairperson of the nominating and governance committee on March 27, 2009.

(2)	Ms. Farrington ceased being the chairperson of the nominating and governance committee on March 27, 2009 upon the appointment of Ms. Kinney.

(3)	Mr. Thompson ceased being a member of the nominating & governance committee on July 1, 2009 upon the appointment of Mr. Zander to the committee.

(4)	Mr. Zander was appointed as a member of the compensation committee on June 17, 2009 and as a member of the nominating and governance committee on July 1, 2009.

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. Except for Mr. Beane and Mr. Thompson, each of our then current directors attended the 2009 Annual Meeting of Stockholders.

Corporate Governance

Board’s Role in Risk Oversight

Our board of directors has overall responsibility for our risk oversight with a focus on the most significant risks. The board’s risk oversight process builds upon management’s risk assessment and mitigation processes. Our enterprise risk management program is overseen by our General Counsel and Senior Vice President of Finance, both members of our senior management team. Led by these individuals, a cross-functional team comprised of senior functional area managers with assistance from Protiviti, a third party consulting firm with risk management expertise, organizes and reports on the key risks facing us. This cross-functional team discusses and analyzes the enterprise’s risk management activities, capabilities and responsibilities related to business risks in four different categories: operational risk, financial risk, compliance risk and strategic risk. Individual risks are identified and prioritized under each category based on their overall impact to the organization in the context of significance and likelihood. The most significant risks are then identified to the board and each significant risk is individually evaluated, including a review of mitigating activities related to such risk and a discussion is undertaken between the board and management. The management team presents the results of the enterprise risk management assessment to the board of directors at least annually. The board of directors also receives quarterly committee reports from each of the standing committees of the board of directors to assist it in overseeing the Company’s enterprise risk management. The board also considers and discusses with management the processes in place relating to enterprise risk management and any potential changes to be made to such processes going forward. Additional review or reporting of enterprise risks is conducted as needed or as requested by the board or any of its committees.

Board Independence

Our board of directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that William Beane III, Deborah Farrington, Catherine R. Kinney, Kevin Thompson and Edward Zander, representing all of our non-employee directors and five of our seven total directors, are “independent directors” as defined under the applicable rules of the New York Stock Exchange, constituting a majority of independent directors of our board of directors as required by the rules of the New York Stock Exchange.

Board Leadership Structure

The board recognizes that one of its significant responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board also recognizes that there is no single accepted approach for such structure. As a result, the board does not have a policy on whether or not the roles of the chairman of the board and chief executive officer should be separate. The board believes it should be free to determine what is best for NetSuite at a given point in time. Furthermore, if the chairman of the board is an employee, the board will appoint an independent director as the “lead independent director.”

Evan Goldberg, our founder and Chief Technology Officer, is currently serving as our chairman of the board. Because Mr. Goldberg is an employee of the Company and is therefore not independent, in January 2008, the nominating and governance committee appointed Deborah Farrington as our “lead independent director” to serve for a term that was originally expected to be two years. It is currently expected that Ms. Farrington will serve for longer than two years to provide consistency and continuity and the nominating and governance committee will review this appointment annually. The lead independent director is responsible for coordinating the activities of the independent directors, chairing executive sessions of the independent directors, reviewing and overseeing of the board agenda and leading the board in connection with matters that require a leader other than the chairman. Executive sessions of independent directors are generally held in connection with each regularly scheduled in-person board meeting and at other times as necessary. The board of directors’ policy is to hold executive sessions without the presence of management, including the chief executive officer and other non-independent directors. The audit committee and the compensation committee of the board of directors also generally meet in executive session at least on a quarterly basis and the nominating and governance committee generally meets in executive session on at least an annual basis and at other times as necessary.

In considering its leadership structure, the board has taken a number of factors into account. The board—which consists of a substantial majority of independent directors who are highly qualified and experienced—exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the board’s committees—audit, compensation and nominating and governance—are comprised entirely of independent directors. Further, as discussed above, the board has designated one of its independent members as “lead independent director” with significant responsibilities. Based on these factors, the board believes that this leadership structure provides us with strong and consistent leadership and appropriate oversight.

Corporate Governance Guidelines and Code of Ethics

Our management and our board of directors regularly review and evaluate our corporate governance practices. The board of directors has adopted corporate governance guidelines that address the composition of and policies applicable to the board of directors. Our board of directors has adopted a code of ethics for our principal executive and senior financial officers. The code applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Any substantive amendments to or waivers of the code of ethics relating to the executive officers or directors of the Company will be disclosed promptly on our website. Our corporate governance guidelines and our code of ethics are available on our corporate website at www.netsuite.com under the headings “Investors/Corporate Governance” or in print by contacting Investor Relations at our principal executive offices.

In March 2010 our board of directors approved certain changes to our corporate governance guidelines. These changes included the addition of a provision that a director appointed by our board to fill a vacancy must stand for election at our next annual meeting of stockholders, regardless of whether the other directors in the same class as the newly appointed director are standing for election at such annual meeting. In addition, our corporate governance guidelines now provide that no director on our board may serve on the board of directors of more than three publicly-traded companies in addition to our board. Finally, our corporate governance guidelines now contain equity ownership guidelines for our executive officers and non-employee directors. See the sections titled “Executive Compensation; Compensation Discussion and Analysis; Other Compensation Policies” and “Director Compensation; Equity Awards” for a description of these equity ownership guidelines.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report their concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the SVP and General Counsel or if such individual is uncomfortable reporting to the SVP and General Counsel to the attention of the chairman of the audit committee. Individuals may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system available on our Intranet website.

Director Nomination Procedures

The nominating and governance committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the nominating and governance committee will take into consideration the needs of the board and the qualifications of the candidate. The nominating and governance committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and governance committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The stockholder recommendation and information described above must be sent to the corporate secretary at our principal executive offices and must be received by the corporate secretary not less than 90 days or more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders. If the date of our annual meeting changes by more than 30 days from the anniversary of the prior year’s annual meeting then the stockholder recommendation and information described above must be received by the corporate secretary not later than the close of business on the tenth (10th ) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of NetSuite and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the board, ability to complement the competency and skills of the other board members and independence from management and the Company. The nominating and governance committee also seeks to have the board represent a diversity of backgrounds and experience.

Among other attributes, the nominating and governance committee may consider a director candidate’s diversity of background and personal experience. In this context, diversity may encompass a candidate’s particular race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of the candidate’s background in relation to the personal characteristics of current directors and other potential director candidates. The nominating and governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and governance committee may consider in evaluating any particular candidate.

The nominating and governance committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The nominating and governance committee looks for persons meeting the criteria above. The nominating and governance committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the nominating and governance committee will also consider candidates recommended by stockholders.

Once a person has been identified by the nominating and governance committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating and governance committee determines that the candidate warrants further consideration by the committee, the chairman or another member of the committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the nominating and governance committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering. The nominating and governance committee members and other board members may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, nominating and governance committee members or other board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Company also conducts a background check prior to appointing any new board members. The nominating and governance committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the nominating and governance committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Edward Zander was appointed to our board of directors on June 17, 2009. Prior to his appointment, the nominating and governance committee discussed the desired qualifications for a new director, which included deep leadership, operational and executive experience in the technology sector. The nominating and governance committee considered a number of highly qualified candidates to join our board and met with select candidates.

After extensive review of Mr. Zander’s qualifications and experience, the nominating and governance committee nominated Mr. Zander, and after deliberation by our full board Mr. Zander was appointed to our board to serve until the date of our upcoming Annual Meeting. Mr. Zander was previously the Chairman and Chief Executive Officer of Motorola Inc. and President and Chief Operating Officer of Sun Microsystems Inc. Mr. Zander was introduced to members of management and the board of directors by Zachary Nelson, NetSuite’s President and Chief Executive Officer, who worked with Mr. Zander at Sun Mircrosystems Inc.

Communications with Directors

Our board encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Secretary. Stockholders and interested parties may each send communications by mail to: Secretary, NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511. Interested party correspondence addressed to our independent directors will be reviewed by our Secretary or his or her designee, who will forward to our independent directors all correspondence that, in the opinion of our Secretary, deals with the functions of the board or committees thereof or that our Secretary otherwise determines is appropriate to be sent to them.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the audit committee, the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The board of directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection, though a change will not necessarily be made. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our financial statements for the period beginning from December 31, 2004 to the fiscal year ended December 31, 2009. We expect representatives of KPMG LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2009 and 2008:

	Fiscal 2009(1)	Fiscal 2008(2)
Audit Fees(3)	$1,443,720	$1,527,065
Audit-Related Fees(4)	87,400	158,510
Tax Fees	—	—
All Other Fees	—	—

Total	$1,531,120	$1,685,575

(1)	Includes (i) $671,100 for fees associated with performing audit services for the fiscal year ended December 31, 2008, and (ii) $37,045 for out-of-pocket expenses, of which $10,800 relates to out-of-pocket expenses for the fiscal year ended December 31, 2008.

(2)	Includes $131,472 for fees associated with services rendered related to our initial public offering.

(3)	Audit Fees include fees for professional services rendered in connection with the audit of our annual financial statements included in our Form 10-K, the reviews of the financial statements included in our Form 10-Q, attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years.

(4)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. For 2008, these services included accounting assistance in connection with the acquisition of OpenAir, Inc. in June 2008. For 2009, these services included accounting assistance in connection with the acquisition of certain assets of NetReturn Pty Limited in June 2009 and the acquisition of QuickArrow, Inc. in July 2009.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our audit committee to pre-approve all audit and permissible non-audit services to be performed by KPMG. Our audit committee pre-approves services by authorizing either generally or specifically projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the audit committee delegates to the chair of the audit committee the authority to address any requests for pre-approval of services between audit committee meetings; provided, however, that such additional or amended services may not affect KPMG’s independence under applicable SEC rules. Any such pre-approval decisions that are made by the chair of the audit committee must be reported to the audit committee at its next scheduled meeting.

All KPMG LLP services and fees in fiscal 2009 were pre-approved by the audit committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The audit committee operates under a written charter adopted by the board of directors on April 11, 2007 which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm including reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by the Company’s independent registered public accounting firm, reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls, and reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. The Audit Committee held nine (9) meetings during 2009.

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the Company’s internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2009

The audit committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2009 with management. The audit committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee received the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee has discussed the independence of KPMG LLP with that firm.

The Company’s management has established and the audit committee has reviewed and approved procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by NetSuite employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the audit committee’s review and discussions with management and KPMG LLP, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the audit committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Kevin Thompson (Chair)

Deborah Farrington

Catherine Kinney

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 28, 2010 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 63,229,672 shares of common stock outstanding at February 28, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of February 28, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Shares Currently Held (a)	Common Shares That May Be Acquired Within 60 Days of February 28, 2010(1) (b)	Total Beneficial Ownership (a)+(b)	Percent of Class (%)
5% Stockholders:
Entities beneficially owned by Lawrence J. Ellison(2)	31,964,891	—	31,964,891	50.6
Trust for the benefit of Margaret Ellison(3)	3,438,359	—	3,438,359	5.4
Trust for the benefit of David Ellison(3)	2,292,240	—	2,292,240	3.6

Directors and Executive Officers:
Zachary Nelson	1,109,222	429,541	1,538,763	2.4
Evan Goldberg	3,035,676	1,402,492	4,438,168	7.0
James McGeever	271,585	152,603	424,188	*
Timothy Dilley	43,053	158,376	201,432	*
James Ramsey	75,899	103,421	179,320	*
William Beane III	3,059	41,692	44,751	*
Deborah Farrington(4)	2,297,994	43,203	2,341,197	3.7
Catherine R. Kinney	—	8,125	8,125	*
Kevin Thompson	—	35,203	35,203	*
Edward Zander(5)	—	—	—	—
All executive officers and directors as a group (11 persons)	6,853,519	2,411,069	9,264,588	12.8

*	Less than 1%.

(1)	Includes shares issuable upon exercise of outstanding options held by our directors and executive officers exercisable within 60 days of February 28, 2010. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	31,964,891 shares are held by NetSuite Restricted Holdings LLC, the membership interests of which are beneficially owned by Lawrence J. Ellison through a revocable trust. The LLC Operating Agreement for NetSuite Restricted Holdings LLC is subject to various terms and restrictions with respect to future voting and disposition of the shares held by such entity. See the section titled “Certain Relationships and Related Transactions/Lawrence J. Ellison” for a description of these terms and restrictions. The address for NetSuite Restricted Holdings LLC is One Bush Street, Suite 650, San Francisco, CA 94104. Excludes 485,436 shares held by Melanie Craft Ellison, wife of Lawrence J. Ellison. Also excludes 3,438,359 shares held in trust for Margaret Ellison and 2,292,240 shares held in trust for David Ellison, which are discussed in Footnote 3 below. Mr. Ellison and NetSuite Restricted Holdings LLC disclaim beneficial ownership of the excluded shares.

(3)	Represents shares held in trusts for the benefit of David Ellison and Margaret Ellison, adult children of Lawrence J. Ellison. Excludes 1,146,119 shares held directly by David Ellison. The co-trustees for each of the two trusts are Donald Lucas, who also serves as a director of Oracle Corporation, and Philip B. Simon. The co-trustees, acting on behalf of the trusts and for the benefit of the respective beneficiaries, have voting and dispositive power over the shares held by each trust. Each trust disclaims beneficial ownership of the shares held by the other trust, and the trusts disclaim the existence of a “group” for purposes of Regulation 13D. The address for each trust is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.

(4)	Includes 2,296,038 shares held by StarVest Partners, L.P., 186 shares held by StarVest Management, Inc., as Nominee for StarVest Partners Advisory Council Co-Investment Plan. Deborah Farrington, Jeanne Sullivan and Laura Sachar possess shared voting and dispositive power over the shares held by StarVest Partners, L.P. Deborah Farrington, Jeanne Sullivan, Laura Sachar and Larry Bettino possess shared voting and dispositive power over the shares held by StarVest Management, Inc.

(5)	On June 17, 2009, Mr. Zander received an option to purchase 30,000 shares of our common stock in connection with his appointment to our board, none of which are exercisable within 60 days of February 28, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information related to our common stock which may be issued under our existing equity compensation plans as of December 31, 2009, including our 1999 Stock Plan (the “1999 Plan”), the 2007 Equity Incentive Plan (the “2007 Plan”) and the 2008 OpenAir Restricted Stock Unit Plan (the “OpenAir Plan”) assumed by us in connection with our acquisition of OpenAir:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	9,089,065	$7.36	1,545,632	(3)
Equity compensation plans not approved by security holders(4)	43,059	—	—

Total	9,132,124	$7.36	1,545,632

(1)	This does not include restricted stock units or performance share units which have a purchase price of $0.00 per award.

(2)	Consists of options granted under the 1999 Plan and option grants, restricted stock awards, restricted stock units and performance share units made under the 2007 Plan.

(3)	Consists of 1,545,632 shares that remain available for future grant under the 2007 Plan, which includes 143,161 shares that rolled over from the 1999 Plan. Shares under the 2007 Plan are subject to automatic increase on January 1 of each year beginning in our 2009 fiscal year equal to the least of: (a) 9,000,000 shares, (b) 3.5% of our then aggregate outstanding shares of common stock plus common stock issuable pursuant to outstanding awards under our equity plans, or (c) such other amount as our board of directors may determine. We will not make future grants under the 1999 Plan. On January 1, 2010, the 2007 Plan was automatically increased by 2,519,993 shares.

(4)	On June 4, 2008, in connection with our acquisition of OpenAir, Inc., we assumed the outstanding restricted stock units under the OpenAir Plan. No further awards will be issued by us under the OpenAir Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

Our goal is to be the leading vendor of on-demand integrated business management application suites for medium sized businesses and divisions of large companies. Our solution includes accounting/enterprise resource planning, or ERP software, customer relationship management, or CRM software, and Ecommerce software.

In order to support our strategy and to continue to deliver strong execution, we strive to provide an executive compensation program that is aimed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue and meet our corporate objectives. To achieve our objectives, we use a mix of compensation elements including base salary, performance-based cash incentives, equity incentives, change of control benefits and employee benefits. Our executive compensation strategy in fiscal 2009 was to target total cash compensation between the 50th and 75th percentile of our Select Peer Group and total long-term equity compensation at approximately the 75th percentile of our Select Peer Group.

Compensation Objectives

The goal of our executive compensation program is to be competitive with other companies with whom we compete for executive talent and to tie executive compensation to the performance of the Company and management relative to comparable public companies. We have created a compensation program that has a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe will provide appropriate incentives to reward our named executive officers and other senior executives and management team and help to:

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support our performance-based approach to managing pay levels to foster a goal oriented, highly-motivated management team whose members have a clear understanding of business objectives and shared corporate values;

•	align the interests of our executives with those of our stockholders;

•	allocate company resources to effectively exploit our technological capabilities in the development of new applications and services; and

•	achieve internal equity across our organization based upon position and level of responsibility.

Our named executive officers for fiscal year 2009 were Zachary Nelson, Evan Goldberg, Jim McGeever, Timothy Dilley and James Ramsey. Compensation for each named executive officer is comprised of a base salary, short-term cash-based incentives and long-term equity incentives. The base salary is generally reviewed annually and adjustments are considered based on the individual performance of the executive and comparison to data from our Select Peer Group (as listed below) and other relevant public company data. The short-term cash incentives are based upon achievement of corporate objectives and individual performance. The long-term equity incentives are designed to provide long-term compensation based on company performance, as reflected in the value of the shares underlying the equity compensation compared to the purchase price of those shares, if any, and to further align the interests of our named executive officers with those of our stockholders. With the significant weighting toward long-term equity incentives, we seek to reward our named executive officers when we generate stockholder returns. At the same time, if our efforts do not generate positive stockholder returns, a significant portion of the compensation for our named executive officers is at risk, which we believe aligns their interests with the interests of our stockholders.

Establishment of and Ongoing Review by our Compensation Committee

Our board of directors established a compensation committee that currently consists of Ms. Farrington, as chairperson of the committee, Mr. Thompson and Mr. Zander. Each member has been determined to be and each current member remains an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. In accordance with its charter, for fiscal 2009 and beyond the compensation committee has and will evaluate, approve, administer and interpret our executives’ compensation and benefit policies, including our 1999 Plan and our 2007 Plan.

In 2009, our compensation committee, in consultation with its external, independent compensation consultant Compensia, Inc., or Compensia, took the following steps to ensure that our executive compensation and benefit programs are consistent with both our compensation philosophy and our corporate governance guidelines:

•	evaluated our compensation practices and the executive compensation program and philosophy;

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with input from our management team, reviewed and made appropriate adjustments to our peer group, composed of on-demand software and customer relationship management/enterprise software companies, and performed analyses of competitive performance and compensation levels for us and each of these companies;

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developed recommendations with regard to executive compensation structures based on targeting a competitive level of pay as measured against the peer group of companies that were reviewed and approved by our compensation committee;

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reviewed our practice, in accordance with the rules of the New York Stock Exchange, of determining evaluation criteria and reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer independent of input from him; and

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reviewed our policy, in accordance with the rules of the New York Stock Exchange, to review on an annual basis the performance of our named executive officers with assistance from our chief executive officer and determining what it believed to be appropriate total compensation based on competitive levels as measured against our peer group.

Participation of Management in Compensation Decisions

The compensation committee directs management, including the chief executive officer, to prepare reports and recommendations for the review, discussion, modification and final approval by the board of directors or the compensation committee with respect to various aspects of our named executive officers’ total compensation. The compensation committee believes, for example, that the named executive officers have greater day-to-day insight into the key metrics on which company performance should be evaluated and the individual day-to-day performance of each named executive officer. Consequently, the compensation committee asks the named executive officers to prepare recommendations with respect to appropriate qualitative and quantitative criteria on which our named executive officers’ performance might be based. Similarly, our chief executive officer is in a unique position to be aware of and to comment upon the individual performance of the other named executive officers. Consequently, the compensation committee receives reports and recommendations from the chief executive officer with respect to individual performance and related compensation decisions. Additionally, Compensia has interviewed members of the compensation committee and certain of our named executive officers to assist the compensation committee in developing compensation priorities and policies.

The reports and recommendations provided by the named executive officers are among the resources that the compensation committee may use in discharging its duties with respect to reviewing and setting named executive officer compensation. Other resources that our compensation committee may rely upon include the individual member’s respective experiences, recommendations of Compensia, peer or competitive compensation data provided by Compensia or management, the deliberative process of the compensation committee, and any other resources that the compensation committee may determine are relevant. Once the compensation committee believes that it has the information necessary to conduct its deliberations, it does so without further input of the named executive officers when discussing the chief executive officer’s compensation; and with input of the chief executive officer, and often with his participation in the deliberations, when discussing the compensation for the remaining named executive officers.

Once the compensation committee has made compensation decisions with respect to named executive officer compensation, neither the chief executive officer nor any other named executive officer has any discretion or authority to increase or decrease the approved compensation, whether in the form of base salary, cash incentive compensation, equity compensation or benefits.

Competitive Market Review

We compete with many other technology companies in seeking to attract and retain a skilled workforce and aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we compete for a pool of talent that is highly sought after by both large and established technology companies and earlier stage companies, including on-demand software and customer relationship management/enterprise software companies and other companies seeking similar skill sets in our geographic area, and in some cases, nationally and internationally. Established organizations in our industry seek to recruit top talent from emerging companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole.

We offer competitive short-term cash incentive compensation and long-term equity incentive compensation to our named executive officers with an emphasis on equity-based incentives to align the interests of our named executive officers with those of our stockholders. We also compete for key personnel on the basis of our vision of future success, the excellence of our technical and management personnel, our culture and company values and the cohesiveness and productivity of our teams. To succeed in attracting top executives and retaining our current named executive officers, we draw upon and access surveys and data presented by Compensia, as well as other relevant nationally recognized surveys (as listed below) to ensure we remain current on compensation trends. Our management and compensation committee review data that analyzes various cross-sections of our industry, including on-demand software services companies, software companies in our geographic area where we compete for talent and accounting software companies.

Market Comparisons: How We Define Our Market and How We Use Market Compensation Data

During 2009, Compensia conducted an executive total compensation review for the compensation committee that compared our named executive officers’ total compensation levels to those of other executives at our Select Peer Group. Compensia worked directly with our compensation committee in 2009 to interpret the results of this review, such that the compensation committee made fully informed decisions in setting total compensation levels for our named executive officers.

Defining the Market

In 2009, we used two public company market references to compare our total compensation practices for our named executive officers and levels to those in the market:

•	Publicly-Held Companies Survey. Radford October 2008 High-Tech Industry Executive Compensation Survey; and

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Select Peer Group. Publicly available data for the following group of publicly-traded software companies, consisting principally of on-demand software companies, with revenues generally in a similar range to ours: Ariba Inc., Athenahealth, Inc., Blackbaud, Inc., Concur Technologies, Inc., DealerTrack Holdings, Inc., DemandTec, Inc., Informatica Corp., Kenexa Corp., Omniture, Inc., Phase Forward Incorporated, SuccessFactors, Inc., Taleo Corp., The Ultimate Software Group, Inc., Unica Corporation and Vocus, Inc.

The median revenue of the Select Peer Group was $179 million for the four most recently completed quarters as of December 31, 2008 , the median market cap of the Select Peer Group was $432 million as of February 24, 2009 and the median headcount of the Select Peer Group was 768 employees as of the end of each company’s most recently completed fiscal year. We intend to review the Select Peer Group annually.

Determining Market Levels and Impact on Compensation Decisions

Our compensation program seeks to provide competitive total compensation to each of our named executive officers while taking into account the unique requirements and skills of each of our named executive officers. Our compensation committee, with assistance from Compensia, compared our practices and levels by each compensation component, by target annual cash compensation, which includes base salary and target annual cash incentive compensation, and by total direct compensation, which includes base salary, target annual cash incentive compensation and annual equity compensation. The purpose of this analysis is to determine whether the compensation offered to each named executive officer, both in its totality and with respect to each of the constituent components, is competitive with the applicable market comparables that the compensation committee has reviewed for the corresponding period. The compensation committee generally considers compensation to be competitive for our named executive officers if total compensation falls within the 50th to 75th percentile of compensation offered by our Select Peer Group. Where total compensation or a specific component of compensation is not within this range, the compensation committee uses the competitive data as a factor for its compensation determination, but may also take into account factors specific to a named executive officer in making its final compensation decisions, including each named executive officer’s position and functional role, seniority, performance and overall level of responsibility.

Components of our Compensation Program

Our compensation program consists of four components: base salary; performance-based short-term cash incentives; long-term equity-based incentives; and benefits, including severance/termination protection. We chose to build our executive compensation program around each of the above elements because we believe that each individual component is useful in achieving one or more of the objectives of our program and we believe that, together, they have been and will continue to be effective in achieving our overall objectives. We utilize short-term compensation, including base salary increases and performance-based cash incentives, to motivate and reward our key executives in accordance with our “performance-based pay” philosophy. Our compensation committee has established a program to set and refine management objectives and to measure performance against those objectives. Commencing in 2008, we implemented an annual review process, with the objective of measuring and providing feedback on individual performance as it relates to the goals we wish to achieve for the Company as a whole and the employee individually, including various combinations of the following factors:

•	overall financial performance;

•	overall customer retention and satisfaction;

•	overall and functional unit expense management;

•	achievement of objectives established during the prior review;

•	assessment of professional effectiveness, consisting of a portfolio of competencies that include leadership, commitment, creativity and team accomplishment; and

•	knowledge, skills and attitude, focusing on capabilities, capacity and willingness to learn.

Our compensation program seeks to balance each named executive officer’s focus on company goals and individual performance. Base salaries, target cash incentive bonuses and equity awards are set based on a combination of corporate objectives and individual performance.

We use equity-based incentives to align the interests of our senior executives with those of our stockholders and to promote a longer term performance perspective and progress toward achieving our long-term strategy. Total equity ownership for our named executive officers is reviewed at least annually.

Finally, we use benefits, including severance and termination protection, as a means of retaining our employees and reducing the degree to which the possible loss of employment might affect our executives’ willingness to take risks and/or enter into strategic relationships and transactions that, while potentially beneficial to our stockholders, might result in the termination of the executive’s employment. Our executives’ total compensation may vary significantly year to year based on company, functional area and individual performance. Further, the value of equity awards made to our named executive officers will vary based on our stock price performance.

Weighting of Elements in our Compensation Program

The use and weight of each compensation element is based on a subjective determination by the compensation committee of the importance of each element in meeting our overall objectives. In general, we seek to put a significant amount of each named executive officer’s total potential compensation “at risk” based on corporate and individual performance. As a result, compensation paid in the form of base salary and benefits represented less than half of each named executive officer’s potential total compensation at target performance levels for 2009. We believe that, as is common in the technology sector, equity-based awards are a significant compensation-related motivator in attracting and retaining employees and that base salary and performance-based cash incentive levels are, in many instances, secondary considerations to many employees, particularly at the executive and managerial levels.

Base Salary. Base salary will typically be used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, as well as the prevailing market conditions. The base salary of our named executive officers will be generally reviewed on an annual basis and adjustments may be made to reflect performance-based factors, as well as competitive conditions. We have not and will not apply specific formulas to determine increases. We have, however, in the past referred to private and public company surveys, as well as data for our Select Peer Group and may in the future continue to compare our base salary against those public companies we consider to be appropriate market comparables. Where it is determined that our base salary is not competitive, market data may inform, but will not be the sole basis for, decisions to adjust base salary. The compensation committee expects to review executive salaries in February or March of each year.

In fiscal 2009, as part of its annual review of executive compensation, the compensation committee reviewed the base salaries of our executive officers focusing solely on comparable public companies in comparing base salary to the competitive market, which was defined by both survey data and the Select Peer Group. Based on that competitive data, our strong financial performance as compared to our enterprise resource planning, or ERP, competitors and the desire to retain our named executive officers, the compensation committee determined that increases in base salary were warranted for Messrs. McGeever and Ramsey to bring total compensation target for Messrs. McGeever and Ramsey to the 50th and the 40th percentile, respectively, of our Select Peer Group. Mr. Ramsey’s base salary was set below the 50th percentile of applicable public company comparables in 2009 in light of his recent appointment as a named executive officer of the Company. As a result, Mr. McGeever’s base salary was increased in fiscal 2009 from $265,000 to $300,000 and Mr. Ramsey’s base salary was increased from $175,000 to $200,000, increases of approximately 13.2% and 14.3%, respectively. These increases were effective as of January 1, 2009. Base salaries of our other named executive officers remained unchanged from 2008. In February 2010, the compensation committee further increased to

Mr. Ramsey’s base salary after reviewing competitive data in recognition of Mr. Ramsey’s performance as an executive officer to bring Mr. Ramsey’s base salary to the 50th percentile of our Select Peer Group and thereby in line with our general compensation philosophy. As a result, Mr. Ramsey’s base salary was increased from $200,000 to $250,000, effective as of January 1, 2010.

Performance-Based Cash Incentives. Performance-based cash incentives are paid to our named executive officers based on the achievement of corporate and individual performance objectives, which are determined by the compensation committee. These objectives may change from year to year as the Company and market conditions continue to evolve and different priorities are established, but they will continue to be set by and performance against them determined or approved by the compensation committee. Cash incentive compensation is paid based on the sum of percentage achievement against each of the corporate goals and the individual performance goals. We believe this approach to our incentive compensation represents an integral part of our culture of collaborative, team-oriented management.

2009 Executive Bonus Plan

Performance-based cash incentives were paid to our named executive officers under the Executive Bonus Plan for fiscal 2009 (the “2009 Bonus Plan”). Under the 2009 Bonus Plan, the compensation committee established certain performance goals. The 2009 Bonus Plan consisted of a financial metric component and an individual performance component, or individualized MBO. The target annual performance-based cash incentive amounts and allocation of the financial metric component and individual performance component as a percentage of the total annual performance-based cash incentives for each named executive officer were as follows:

Named Executive Officer	Target Performance- Based Cash Incentive ($)	Financial Metric Component (%)(1)	Quarterly MBO (%)	Annual MBO (%)
Zachary Nelson	450,000	75	12.5	12.5
Evan Goldberg	187,500	50	25	25
James McGeever	200,000	75	12.5	12.5
Timothy Dilley	150,000	50	25	25
James Ramsey	200,000	75	12.5	12.5

(1)	The allocation between financial metrics and individualized MBOs varies between named executive officers based on their roles within the Company.

In February 2010, in recognition of his performance as an executive officer of the Company, the compensation committee increased the target annual performance-based cash incentive for 2010 for Mr. Ramsey to $250,000.

Individual Performance Component/MBO. For the individual performance component, or individualized MBO, specific individual goals were identified for each named executive officer during 2009, consisting of both quarterly goals and one or more annual goals for each executive, and achievement against the quarterly and annual individual goals were reviewed and evaluated by the compensation committee shortly following the end of each quarter. Evaluation of individual performance will often include some level of discretion. The compensation committee retains the ability to increase or decrease performance-based cash incentive awards, and to make additional awards. For 2009, fifty percent (50%) of each named executive officer’s individualized MBO target was an annual target and paid annually based on annual performance and the other fifty percent (50%) was a quarterly target and allocated evenly over each quarter and paid quarterly based on quarterly performance. The annual and quarterly goals are separate and distinct.

Financial Metric Component. The financial metric component for 2009 consisted of four core company performance objectives: a revenue target, a new bookings target, a net income or loss target and operating cash flow target. The operating cash flow target was newly added for fiscal year 2009. The weighting for each of these company performance objectives as a percentage of the financial metric component were as follows:

Company Performance Objectives	Percentage of total Financial Metric Component
Revenue Target	30%
New Bookings Target	30%
Net Income or Loss Target	30%
Operating Cash Flow Target	10%

Achievement of each of the corporate objectives are determined and paid out quarterly. Actual payouts under each of the corporate objectives were calculated on a sliding scale based on the outcome on each metric. More specifically, the payouts under the 2009 Bonus Plan were subject to the following thresholds and caps per target:

Revenue Target: The Company’s 2009 revenue objective was $42.8 million in the first quarter, $42.6 million in the second quarter, $45.8 million in the third quarter and $48.8 million in the fourth quarter, as established by the compensation committee, calculated in accordance with generally accepted accounting principles in the United States of America, or GAAP. With respect to the revenue objective, the minimum threshold for a performance-based cash incentive payment under this metric was achievement of 91.7% of the Company’s 2009 revenue objective. If the minimum threshold was not met, no performance-based cash incentive would be earned for the revenue objective. If the initial threshold of at least 91.7% of the 2009 revenue objective was achieved, there would be a minimum payment of 25% of the revenue target performance-based cash incentive. Once the minimum threshold was achieved, the performance-based cash incentive amount would increase linearly upon achievement of up to 108.3% of the 2009 revenue objective. Each executive could earn a performance-based cash incentive of up to 175% of his target performance-based cash incentive for an achievement of 108% or greater of the revenue objective.

For 2009, our actual achievement against each of our quarterly revenue objectives and related payout levels (shown as a percentage of quarterly revenue payout targets) were as follows: 97.1% achievement resulting in 70% payout in the first quarter, 94.5% achievement resulting in 50% payout in the second quarter, 91.1% achievement resulting in 0% payout in the third quarter and 88.0% achievement resulting in 0% payout in the fourth quarter.

New Bookings Target: New bookings is a term used by the Company’s management which is one measure of the value of new subscription and services sales. The Company’s 2009 new bookings objective was $9.2 million in the first quarter, $11.0 million in the second quarter, $12.0 million in the third quarter and $13.8 million in the fourth quarter, as established by the compensation committee. The minimum threshold for a performance-based cash incentive payment under this metric was achievement of 87% of the Company’s 2009 new bookings objective. If the minimum threshold was not met, no performance-based cash incentive would be earned for the new bookings objective. If the initial threshold of at least 87% of the 2009 new bookings objective was achieved, there would be a minimum payment of 25% of the new bookings target performance-based cash incentive. Once the minimum threshold was achieved, the performance-based cash incentive amount would increase linearly upon achievement of up to 113% of the 2009 new bookings objective. Each executive could earn a performance-based cash incentive of up to 175% of his target performance-based cash incentive for an achievement of 113% or greater of the new bookings objective.

For 2009, our actual achievement against each of our quarterly new bookings objectives and related payout levels (shown as a percentage of quarterly new bookings payout targets) were as follows: 70.3% achievement resulting in 0% payout in the first quarter, 86.1% achievement resulting in 0% payout in the second quarter, 96.54% achievement resulting in 75% payout in the third quarter and 109.3% achievement resulting in 150% payout in the fourth quarter.

Net Income/(Loss)Target: The Company’s 2009 net income/(loss) objective was $0.5 million in the first quarter, $0.6 million in the second quarter, $0.9 in the third quarter and $1.0 million in the fourth quarter, as established by the compensation committee. Non-GAAP net income excludes expenses related to stock-based compensation expense, amortization of intangible assets and transaction costs for business combinations. If the company achieved non-GAAP net income of $0 in any quarter then the initial threshold would be met resulting in a minimum payment of 25% of the non-GAAP net income target performance based cash incentive. Once the target threshold was achieved, then the performance-based cash incentive amount would increase linearly upon achievement of up to $1 million in the first quarter, $1.3 million in the second quarter, $1.7 million in the third quarter and $2 million in the fourth quarter. Each executive could earn a performance-based cash incentive of up to 175% of his target performance-based cash incentive for an achievement the maximum threshold or greater of the non-GAAP net income objective.

For 2009, our actual achievement against each of our quarterly non-GAAP net income/(loss) targets and related payout levels (shown as a percentage of net income/(loss) payout targets) were as follows: 193.84% achievement resulting in a 170% payout in the first quarter, 107.1% achievement resulting in a 105% payout in the second quarter, 40.7% achievement resulting in a 55% payout in the third quarter and 136.0% achievement resulting in a 125% payout in the fourth quarter.

Operating Cash Flow Target: For 2009, the compensation committee added a new corporate objective to the 2009 Bonus Plan, non-GAAP operating cash flow. Non-GAAP operating cash flow excludes payments relating to business combinations. The Company’s 2009 non-GAAP operating cash flow objective was $(4.3) million in the first quarter, $(2.6) million in the second quarter, $2 million in the third quarter and $4.8 million in the fourth quarter, as established by the compensation committee. If the company achieved non-GAAP operating cash outflow of less than $(6.8) million in the first quarter, $(5.0) million in the second quarter and $(0.5) million in the third quarter and positive non-GAAP cash flow of at least $2.3 million in the fourth quarter, then the initial thresholds would be met. If the minimum thresholds were not met, no performance-based cash incentive would be earned for the operating non-GAAP cash flow objective for the quarter in question. If the initial thresholds were achieved, there would be a minimum payment of 25% of the operating cash flow target performance-based cash incentive. Once the minimum threshold was achieved, the performance-based cash incentive amount would increase linearly until the Company achieved its maximum threshold which was $(1.8) million in the first quarter, $0 million in the second quarter, $4.5 million in the third quarter and $7.3 million in the fourth quarter. Each executive could earn a performance-based cash incentive of up to 175% of his target performance-based cash incentive for an achievement of the maximum threshold or greater of the non-GAAP operating cash flow objective.

For 2009, our actual achievement against each of our quarterly non-GAAP operating cash flow objectives and related payout levels (shown as a percentage of non-GAAP operating cash flow payout targets) were as follows: $(2.2) million achievement resulting in 160% payout in the first quarter, $0.9 million achievement resulting in 175% payout in the second quarter, $3.7 million achievement resulting in 150% payout in the third quarter and $4 million achievement resulting in 75% payout in the fourth quarter.

Named Executive Officers Performance-Based Cash Incentives under the 2009 Executive Bonus Plan

The target and actual performance-based cash incentive amounts for 2009 for our named executive officers were as follows, based on the achievement against the Financial Metrics (as discussed above) and the Individualized MBOs, which are designed to relate to the responsibilities and areas of expertise of the particular named executive officer in bringing increased value to the Company (as discussed in the footnotes below):

Named Executive Officer	Base Salary ($)	Target Performance- Based Cash Incentive ($)	Performance-Based Cash Incentive Actually Paid ($)						Annual Target as Percentage of Base Salary (%)	Performance- Based Cash Incentive Actually Paid as Percentage of Base Salary (%)
			Financial Metric ($)	Quarterly Individualized MBOs ($)		Annual Individualized MBOs ($)		Total Bonus Actually Paid ($)
Zachary Nelson	450,000	450,000	249,328	42,189	(1)	32,794	(2)	324,311	100	72.1
Evan Goldberg	375,000	187,500	69,258	42,481	(3)	28,908	(4)	140,647	50	37.5
James McGeever	300,000	200,000	110,812	24,219	(5)	18,750	(6)	153,781	67	51.3
James Ramsey	200,000	200,000	110,813	22,656	(7)	21,250	(8)	154,719	100	77.4
Timothy Dilley	250,000	150,000	55,406	37,500	(9)	28,125	(10)	121,031	60	48.4

(1)	Represents the aggregate sum of the quarterly performance-based cash incentives paid to Mr. Nelson for fiscal year 2009 based on achievement against specific quarterly goals. The quarterly performance-based cash incentive amount at target was $14,063. Mr. Nelson’s quarterly individualized MBOs were as follows: Q1: (i) identify and update management operational metrics and implement management reporting system on key metrics for specified departments; and (ii) establish a management training plan for fiscal year 2009. Q2: (i) complete all tasks required to support Nominating and Governance Committee and Board to identify and interview candidates and add a new member with significant operational executive experience at a public technology company to the board of directors; and (ii) create of strategic plan relating to business development transactions. Q3: finalize an updated strategic plan for a key vertical industry. Q4: finalize operating plans and market strategy for fiscal year 2010. Mr. Nelson earned 100% of his quarterly performance-based cash incentive relating to his individualized MBOs for Q1, Q2, and Q4 but did not receive any payment for Q3 because his Q3 MBO was completed after the end of Q3.

(2)	Mr. Nelson earned 58% of his annual target performance-based cash incentive amount of $56,250 based on achievement against the following equally weighted goals: (i) 75% achievement with respect to increasing product recommendations; (ii) 0% achievement with respect to finalizing a 3-year business plan by end of 2009 (the 3 year business plan was not fully completed until after the end of the fiscal year); and (iii) 100% achievement with respect to quarterly engagements with the investing community.

(3)	Represents the aggregate sum of the quarterly performance-based cash incentives paid to Mr. Goldberg for fiscal year 2009 based on achievement against specific goals. The quarterly performance-based cash incentive amount at target was $11,719. Mr. Goldberg’s quarterly individualized MBOs were as follows: Q1: (i) identify and update management operational metrics and implement reporting system on key metrics within the development organization; and (ii) launch the SuiteCloud Developer Network as planned. Q2: (i) successfully implement release 2009.1; and (ii) increase database server throughput. Q3: (i) meet the hiring objectives in the development organization; and (ii) finalize a plan for releasing product functionality on the SuiteCloud platform. Q4: (i) complete objectives for integrating the QuickArrow team into the Company’s development organization; and (ii) finalize the 2010 product roadmap and demonstrate the SuiteFlow workflow engine. Mr. Goldberg earned 100% of his quarterly performance-based cash incentive relating to his individualized MBOs for Q1, Q2, and Q4 and earned 63% for Q3 based upon achieving 25% and 100%, respectively, of his individual Q3 MBOs listed above.

(4)	Mr. Goldberg earned 62% of his annual target performance-based cash incentive amount of $46,875 based on achievement against the following equally weighted goals: (i) 60% achievement with respect to increasing product recommendations; (ii) 75% achievement with respect to establishing third-party SuiteCloud applications in the market; and (iii) 50% achievement with respect to meeting cost reduction objectives within the development organization.

(5)	Represents the aggregate sum of the quarterly performance-based cash incentives paid to Mr. McGeever for fiscal year 2009 based on achievement against specific goals. The quarterly performance-based cash incentive amount at target was $6,250. Mr. McGeever’s quarterly individualized MBOs were as follows: Q1: identify and update management operational metrics and implement management reporting system on key metrics for specified departments. Q2: complete negotiation of term sheet for the NetReturn asset acquisition. Q3: lead a cross-functional team to finalize an operational roadmap for the professional services team. Q4: (i) create operating targets for recurring revenue bookings; and (ii) finalize a transition plan for the Company to EITF 08-01. Mr. McGeever earned 100% of his quarterly performance-based cash incentive relating to his individualized MBOs for Q1, Q2, and Q3, and earned 88% for Q4 based upon achieving 75% and 100%, respectively, of his individual Q4 MBOs listed above.

(6)	Mr. McGeever earned 75% of his annual target performance-based cash incentive amount of $25,000 based on achievement against the following equally weighted goals: (i) 60% achievement with respect to increasing product recommendations and (2) 90% achievement with respect to quarterly engagements and communication with the investment community.

(7)	Represents the aggregate sum of the quarterly performance-based cash incentives paid to Mr. Ramsey for fiscal year 2009 based on achievement against specific goals. The quarterly performance-based cash incentive amount at target was $6,250. Mr. Ramsey’s quarterly individualized MBOs were as follows: Q1: (i) identify and update management operational metrics and implement reporting system on key metrics within the sales organization; and (ii) improve average initial billing term on new contracts. Q2: (ii) complete business development transactions; and (ii) complete reseller agreements with NetSuite partners. Q3: finalize an operational roadmap for the professional services team. Q4: further improve average billing term on new contracts. Mr. Ramsey earned 100% of his quarterly performance-based cash incentive relating to his individualized MBOs for Q1, Q3, and Q4, and earned 63% for Q2 based upon achieving 50% and 75%, respectively, of his individual Q2 MBOs listed above.

(8)	Mr. Ramsey earned 85% of his annual target performance-based cash incentive amount of $25,000 based on achievement against the following equally weighted goals: (i) 80% achievement with respect to increasing product recommendations; (ii) 100% achievement with respect to improving average billing term; and (iii) 75% achievement with respect to meeting cost reduction objectives within the sales organization.

(9)	Represents the aggregate sum of the quarterly performance-based cash incentives paid to Mr. Dilley for fiscal year 2009 based on achievement against specific goals. The quarterly performance-based cash incentive amount at target was $9,375. Mr. Dilley’s quarterly individualized MBOs were as follows: Q1: (i) identify and update management operational metrics and implement reporting system on key metrics within the professional services organization; and (ii) meet objectives for cost-effective utilization of professional services in EMEA. Q2 (i) create a project completion forecast methodology; and (ii) meet objectives for cost-effective utilization of professional services, globally. Q3: finalize an operational roadmap and pricing model for the professional services team. Q4: finalize a transition plan to EITF 08-01 for professional services. Mr. Dilley earned 100% of his quarterly performance based cash incentive relating to his individualized MBOs for Q1, Q2, Q3, and Q4.

(10)	Mr. Dilley earned 75% of his annual target performance-based cash incentive amount of $37,500 based on achievement against the following equally weighted goals: (i) 80% achievement with respect to increasing product recommendations; (ii) 50% achievement with respect to increasing sale and delivery of professional services to existing customers; and (iii) 100% achievement with respect to reducing costs of professional services hours delivered.

For fiscal year 2010, in addition to the four financial metrics discussed above for fiscal year 2009, the Company has expanded the financial metrics to include a measure of customer retention and equally weight the five financial metrics for fiscal year 2010. The weighting among the several financial metrics and the individual MBOs, the establishment of the Individual MBOs goals and the establishment of the related thresholds, target performance-based cash incentive amounts and payouts and other achievement mechanics will be consistent with our compensation philosophy and designed to link payment to named executive officers with the performance of the Company. For fiscal year 2009, our named executive officers achieved, on average, approximately 75% of their total target performance-based cash incentive opportunity. For 2010, our targets were set at levels that are higher than the targets set forth in the Company’s 2010 internal management plan.

Equity-based incentives. We believe that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term outlook by our named executive officers through the use of stock-based awards.

Our equity incentive plans have been established to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Our compensation committee grants equity awards to named executive officers to enable them to participate in the long-term appreciation of our stock’s value, while reducing or eliminating the economic benefit of such awards in the event our stock does not perform well. Additionally, equity compensation provides an important retention tool for named executive officers to the extent that stock options and other equity awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.

The equity incentive component of our executive compensation program consists of stock options, and typically, restricted stock units and performance share unit awards. Prior to 2008, the Company relied primarily on stock options as its form of equity compensation to its employees. However, in 2008, the compensation committee expanded its form of equity incentives to include restricted stock units and performance share units. The compensation committee believes it is important to provide long-term retention that includes both a mix of stock options and stock awards, both to mitigate some of the risk of options during turbulent economic times and to be competitive with recent equity awards made by our Select Peer Group and other comparable high-growth technology companies with which we compete for talent. The compensation committee selected a general mix of approximately 1/3 stock options, 1/3 restricted stock units and 1/3 performance share units for the annual equity grants to our named executive officers in 2009, with a slight slant toward options for selected named executive officers. The compensation committee’s decision in allocating equity-based incentives among three different forms of equity is to provide a blended mix of incentives aligned with stockholders interests that will incentivize and retain the executives. The value of all equity awards in the aggregate is targeted at the 75% percentile range as compared to our Select Peer Group.

We use two methodologies to make external comparisons when we set the number of equity awards to be granted to each named executive officer. On an individual basis, we compare the fair value of the award to those made to executives within the Select Peer Group using a Black-Scholes valuation for equity awards that is generally consistent with ASC Topic 718 (formerly SFAS 123(R)) with certain adjustments, and the number of equity awards granted by position as a percentage of total common shares outstanding. We believe these comparisons provide important additional context for comparing the competitiveness of our equity-based compensation practices versus the market.

The value of the annual equity awards received by our named executive officers will be driven by our performance over time, our named executive officers’ ability to impact our results that drive stockholder value, their organization level, their potential to take on roles of increasing responsibility and competitive equity award levels for similar positions and organization levels in comparable companies.

In 2008 the compensation committee adopted a three year equity strategy for our named executive officers to bring their annual vesting values in line with those of their peers. The named executive officers were largely vested at the time of our initial public offering in December 2007 and the compensation committee determined that this three year equity strategy was necessary to retain the Company’s named executive officers and it was appropriate to spread this over a 3-year period rather than one large equity grant in 2008. For fiscal 2009, the compensation committee retained Compensia to review the competitive practices with respect to equity compensation at the Select Peer Group companies. The compensation committee together with Compensia also reviewed the performance of the Company relative to the Select Peer Group and also relative to the Company’s

ERP competitors. Consistent with our three-year strategy, the desire to retain the members of the management team, the percentage of equity awards vested versus unvested, the tenure at the Company of the current management team and its importance to our continued success and the desire to create long-term equity incentives to further align management’s goals with stockholder’s interests, the compensation committee determined that it should continue to target the 75th percentile range for equity compensation for our executive officers for equity awards granted in 2009.

Stock Options

In general, named executive officers receive an initial stock option grant when they first join us and then receive an annual option award each year thereafter. The initial grant, with limited exceptions, vests over a four-year period with 25% vesting after one year of service and the remainder vesting ratably each month thereafter. The annual grant is generally granted in full at one time on an annual basis. These annual grants are generally subject to vesting based on the executive’s continued service with us but not subject to performance vesting criteria. Annual grants generally vest over a four-year period and vest ratably each month beginning one month following the vesting commencement date subject to continued service through each vesting date. All options are granted with an exercise price equal to the fair market value of the underlying stock on the date of grant.

The size and terms of the initial option grant made to each named executive officer upon joining the Company are primarily based on competitive conditions applicable to the named executive officer’s specific position. In addition, the compensation committee considers the number of options owned by other named executive officers in comparable positions within our Company using a blended model that considers options awarded as a percentage of shares outstanding and the aggregate value for each option grant.

Based on the factors described above, in fiscal year 2009, we made the following annual option grants to our named executive officers:

Named Executive Officer	Options (#)
Zachary Nelson	100,000
Evan Goldberg	60,000
James McGeever	50,000
Timothy Dilley	40,000
James Ramsey	40,000

Restricted Stock Units (RSUs)

It is the Company’s philosophy that the appropriate mix of equity awards is necessary to compete in the current market. As stock prices fluctuated unexpectedly during the global economic downturn during 2008 and 2009, stock options no longer provided adequate incentives as the value of options remained deflated. Therefore, for retention purposes and in order to be competitive with recent equity awards provided to executives at the Select Peer Group, beginning in 2008, the compensation committee added restricted stock units as an alternative form of equity compensation to our named executive officers.

Generally, named executive officers will receive an initial restricted stock unit grant when they first join us and be eligible for an annual restricted stock unit grant as part of the annual review process. An initial new hire restricted stock unit grant, with limited exceptions, vests over a four-year period with 25% vesting after one year of service and the remainder vesting 1/16th on each three month anniversary thereafter subject to continued service through each vesting date. The annual restricted stock unit grant is generally granted in full at one time on an annual basis. These annual grants are generally subject to vesting based on the named executive officers’ continued service with us but not subject to performance vesting criteria. Annual restricted stock unit grants generally vest at a rate of 1/16th per quarter.

Based on the factors described above, in fiscal 2009, we granted annual restricted stock units to our named executive officers as follows:

Named Executive Officer	RSU (#)
Zachary Nelson	75,000
Evan Goldberg	60,000
James McGeever	50,000
Timothy Dilley	40,000
James Ramsey	40,000

Performance Share Units (PSUs)

In 2009, the compensation committee granted our named executive officers performance share units as part of its fundamental belief that performance should continue to be a significant factor in our overall equity compensation program. The size of the performance share unit awards in 2009 was determined based on a one-year performance cycle ending on December 31, 2009. The first 33.3% of the units subject to the awards immediately vested on the date of achievement of the performance goals as approved by the compensation committee (the achievement of which determines the final amount of shares subject to the award). The remaining 66.7% of the unvested units (as determined based on results from the one-year performance period) are subject to time-based annual cliff vesting over the next two years. For 2009, the performance share units were subject to a minimum threshold of 25% and had a maximum payout at 175%.

For 2009, the performance goals were allocated as follows: 30% of the shares were contingent on meeting 2009 revenue goals determined in accordance with GAAP (“Revenue Target”), 30% of the shares were contingent upon meeting 2009 goals for a non-GAAP measure of net income/(loss) (“Net Income Target”), 30% of the shares were contingent upon meeting 2009 goals for new bookings (“New Bookings Target”), and 10% of the shares were contingent upon meeting 2009 goals for non-GAAP operating cash flow (“Cash Flow Target”). The specific target and thresholds for the PSUs are the same as for the performance-based cash incentives discussed above, but measured on an annual rather than quarterly basis. Based on our 2009 performance, below is the actual attainment and payout percentages allocated to each performance target:

Performance Target	Target Allocation (%)	Attainment of Target (%)	Payout (%)
Revenue Target	30	30	9
Net Income Target	30	105	32
New Bookings Target	30	60	18
Cash Flow Target	10	150	15

Based on the levels of achievement of the performance targets, in February 2010, the compensation committee determined that 73.5% of the performance share unit grants were earned by our named executive officers:

Named Executive Officer	2009 PSU Target Amount (#)	2009 Actual PSU Achieved (#)(1)
Zachary Nelson	75,000	55,125
Evan Goldberg	60,000	44,100
James McGeever	50,000	36,750
Timothy Dilley	40,000	29,400
James Ramsey	40,000	29,400

(1)	This column represents the total amount of performance share units earned by the named executive officers, as determined by the compensation committee on February 12, 2010. One-third of the shares immediately vested and the remaining unvested shares vest annually in equal installments over the next two years.

Option Exchange Program

In 2009, our board of directors authorized and our stockholders approved, a stock option exchange program (the “exchange program”) that permitted eligible employees to exchange outstanding stock options with an exercise price greater than or equal to $13.11, which was 120% of the closing price of our common stock approximately one week before the launch date of the exchange program (referred to as “underwater” options). Grants made in connection with the exchange program took place in June 2009. Our stock price, like that of many other companies in the technology industry, declined significantly prior to the launch of the exchange program. The purpose of the exchange program was to restore the retention and incentive benefits of our equity awards. The exchange program also served to better align the value associated with the compensation expense the Company has booked and will continue to book in the future for these awards. Eligible employees, other than the named executive officers, received restricted stock units in exchange for their tendered underwater options based on an exchange ratio. The named executive officers received a reduced number of new options at fair market value on the date of grant of the new options in exchange for their tendered underwater options based on an exchange ratio intended to achieve a value for value exchange. Thus, the new options should not result in additional compensation expense to the Company. Following is a table showing the options exchanged by the named executive officers pursuant to the exchange program.

Name	Grant Date of Exchanged Option	Number of Shares Subject to Exchanged Option	Per Share Exercise Price of Exchanged Option ($)	Grant Date of New Option	Number of Shares Subject to New Option	Per Share Exercise Price of New Option ($)
Nelson, Zach	12/19/2007	361	26.00	6/19/2009	231	10.62
	8/15/2008	27,957	17.25	6/19/2009	23,204	10.62
	8/15/2008	72,043	17.25	6/19/2009	59,796	10.62
	12/19/2007	30,889	26.00	6/19/2009	19,769	10.62
	12/12/2007	93,750	14.50	6/19/2009	82,500	10.62
McGeever, James	12/12/2007	2,944	14.50	6/19/2009	2,591	10.62
	8/15/2008	27,355	17.25	6/19/2009	22,705	10.62
	12/12/2007	9,015	14.50	6/19/2009	7,933	10.62
	12/19/2007	12,500	26.00	6/19/2009	8,000	10.62
	8/15/2008	22,645	17.25	6/19/2009	18,795	10.62
	12/12/2007	25,541	14.50	6/19/2009	22,476	10.62
Dilley, Timothy	8/15/2008	20,000	17.25	6/19/2009	16,600	10.62
	12/12/2007	22,235	14.50	6/19/2009	19,567	10.62
	12/12/2007	5,890	14.50	6/19/2009	5,183	10.62
	12/19/2007	9,375	26.00	6/19/2009	6,000	10.62
Ramsey, James	8/15/2008	23,641	17.25	6/19/2009	19,622	10.62
	12/19/2007	9,375	26.00	6/19/2009	6,000	10.62
	12/12/2007	14,834	14.50	6/19/2009	13,054	10.62
	12/12/2007	10,802	14.50	6/19/2009	9,506	10.62
	8/15/2008	1,359	17.25	6/19/2009	1,128	10.62

Timing and Valuation of Equity Awards

Our compensation committee grants equity awards for new hires on a quarterly basis and makes ongoing equity award grants on a semiannual basis. All equity awards to our employees, including named executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, with the exercise price, in the case of options, equal to the fair market value on the grant date.

Other Compensation Policies

In 2008, our board of directors adopted an Equity Award Grant Policy that sets forth the material terms of option, restricted stock unit and performance stock unit awards under the 2007 Equity Incentive Plan. Under the policy, equity awards are generally granted on the 15th day of the second month of each quarter, which is intended to follow our earnings announcements for the prior quarter. Under certain limited circumstances, our board of directors or compensation committee may approve grants that are exceptions to the policy.

Additionally, in 2010, our board of directors adopted Equity Ownership Guidelines for our executive officers. Under the Company’s Equity Ownership Guidelines, the Company’s chief executive officer is expected to own shares of the Company’s stock valued at three (3) times his annual base salary, and each other executive officer is expected to own shares of the Company’s stock valued at one (1) times his or her annual base salary. This guideline is subject to a five year pro-rated phase in period for newly appointed executive officers.

Benefits. We provide the following benefits to our named executive officers, generally on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	a 401(k) plan (U.S.-based employees only);

•	an EAP or employee assistance program;

•	short- and long-term disability, accidental death and dismemberment; and

•	medical and dependant care flexible spending account (U.S.-based employees only).

We believe these benefits are consistent with those offered by companies with which we compete for employees.

Severance Compensation and Termination Protection. Based upon a review of comparable market data, the compensation committee has approved severance and change of control agreements with each of our named executive officers. The compensation committee believes that severance agreements are necessary in order to provide competitive executive compensation packages. The compensation committee also believes that change of control vesting and severance benefits could serve to minimize the distraction caused by a potential transaction and reduce the risk that a named executive officer would depart the Company before a transaction is consummated. We believe that a pre-existing plan will allow our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than focusing on alternative employment. We also believe that providing similar change of control benefits to all of our named executive officers will provide an appropriate level of consistency among the named executive officers so that all of their interests would be aligned during a potential business combination. Severance payments and benefits are provided only upon termination of employment following a change of control of the Company so that a potential acquirer that wishes to retain a named executive officer during a transition period or over the long term would have an opportunity to do so.

Additional details regarding the severance payments and benefits payable to our named executive officers, including estimates of amounts payable upon termination of employment, are disclosed in the section titled “Severance and Change of Control Arrangements” contained in this proxy statement.

Tax Considerations

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our chief executive officer and to certain other highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and performance-based cash incentive compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe met those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.

The compensation committee held nine (9) meetings during 2009.

We, the compensation committee of the board of directors of NetSuite Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NetSuite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE COMPENSATION COMMITTEE

Deborah Farrington (Chair)

Kevin Thompson

Edward Zander

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers during our year ended December 31, 2009. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Zachary Nelson	2009	450,000	—		1,682,100	(4)	773,280	324,311	8,907	(5)	3,238,598
President, Chief	2008	450,000	—		2,587,500	(6)	961,770	344,592	7,913	(7)	4,351,775
Executive Officer and Director	2007	337,500	—		—		2,365,807	294,954	4,155	(8)	3,002,416

Evan Goldberg	2009	375,000	—		1,345,680	(9)	463,968	140,647	1,457	(10)	2,326,752
Chairman of the Board	2008	375,000	—		1,725,000	(11)	644,386	154,821	3,690	(12)	2,902,897
and Chief Technology Officer	2007	362,500	—		—		2,365,800	163,849	26,467	(13)	2,918,616

James McGeever	2009	300,000	—		1,121,400	(14)	386,640	153,781	4,003	(15)	1,965,824
Chief Financial	2008	265,000	—		1,035,000	(16)	480,885	115,389	5,862	(17)	1,902,136
Officer	2007	235,000	23,750	(18)	—		925,964	100,824	5,495	(19)	1,291,033

Timothy Dilley	2009	250,000	—		897,120	(20)	309,312	121,031	1,617	(21)	1,579,080
Executive Vice	2008	250,000	—		650,000	(22)	192,354	120,188	555	(23)	1,213,097
President, Services	2007	245,954	—		270,000		1,437,279	50,939	360	(24)	2,004,532

James Ramsey	2009	200,000	—		897,120	(25)	309,312	154,719	4,530	(26)	1,565,681
Senior Vice President, Worldwide Sales and Distribution	2008	157,500	—		862,500	(27)	240,443	156,141	5,340	(28)	1,421,924
	2007	140,000	17,500	(29)	—		694,473	208,975	86	(25)	1,061,034

(1)	The amounts shown in this column represent the grant date fair values for the restricted stock units and performance share units awarded in 2009, 2008 and 2007, respectively. The grant date fair value of the performance-based awards reflected in this column for 2009 represents 68% of the total performance share unit, which was determined to be the probable outcome of the performance condition at the date of grant. The 2008 and 2007 award values were recalculated from amounts shown in prior proxy statements to reflect their grant date fair values, as required by SEC rules effective for 2010, including, with respect to performance-based awards, reflecting the probable outcome of the performance condition at the date of grant of 100% for 2008. Further information regarding the 2009 awards is included in the “Grants of Plan-Based Awards in Fiscal 2009” and “Outstanding Equity Awards at December 31, 2009” tables later in this proxy statement.

(2)	The amounts shown in this column represent the grant date fair values of the stock options awarded in 2009, 2008 and 2007, respectively. The 2007 and 2008 award values were recalculated from the amounts shown in prior proxy statements to reflect the grant date fair value, as required by SEC rules effective for 2010. See Note 2 of the notes to our consolidated financial statements contained in our 2009 Annual Report on Form 10-K filed on March 15, 2010 for a discussion of all assumptions made by us in determining the values of equity awards.

(3)	The amounts in this column represent total performance-based cash incentives earned for services rendered during 2009, 2008 and 2007 under our Executive Bonus Plan for all named executive officers.

(4)	Includes the grant date probable value of $680,850 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,752,188 and the actual value of the awards granted was $735,919.

(5)	Comprised of $3,476 of 401(k) matching, $990 of life insurance premiums, $661 for long-term disability premiums and $3,780 for employer matching in a health savings account.

(6)	Includes the grant date probable value of $1,293,750 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,423,125 and the actual value of the awards granted was $711,563.

(7)	Comprised of $3,570 of 401(k) matching, $180 of life insurance premiums, $563 for long-term disability premiums and $3,600 for employer matching in a health savings account.

(8)	Comprised of $3,570 of 401(k) matching and $585 of life insurance premiums.

(9)	Includes the grant date probable value of $544,680 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,401,750 and the actual value of the awards granted was $588,735.

(10)	Comprised of $797 of 401(k) matching and $660 of life insurance premiums.

(11)	Includes the grant date probable value of $862,500 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $948,750 and the actual value of the awards granted was $474,375.

(12)	Comprised of $3,570 of 401(k) matching and $120 of life insurance premiums.

(13)	Comprised of $22,507 related to the difference in interest for a loan from an affiliate of ours to Mr. Goldberg calculated at a fair market rate of interest versus the actual rate on the loan, $3,570 of 401(k) matching and $390 of life insurance premiums.

(14)	Includes the grant date probable value of $453,900 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,168,125 and the actual value of the awards granted was $490,613.

(15)	Comprised of $1,136 of 401(k) matching, $1,800 for opting out of the Company’s medical plan, $660 of life insurance premiums and $408 for long-term disability premiums.

(16)	Includes the grant date probable value of $517,500 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $569,250 and the actual value of the awards granted was $284,625.

(17)	Comprised of $3,570 of 401(k) matching, $1,800 for opting out of the Company’s medical plan, $120 of life insurance premiums and $372 for long-term disability premiums.

(18)	The amount in this column represents a one time lump sump bonus payment to Mr. McGeever in connection with his performance in planning and executing the Company’s initial public offering.

(19)	Comprised of $3,570 of 401(k) matching, $1,725 for opting out of the Company’s medical plan and $200 of life insurance premiums.

(20)	Includes the grant date probable value of $363,120 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $934,500 and the actual value of the awards granted was $392,490.

(21)	Comprised of $1,242 of life insurance premiums and $375 for long-term disability premiums.

(22)	Includes the grant date probable value of $345,000 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $379,500 and the actual value of the awards granted was $189,750.

(23)	Comprised of $180 of life insurance premiums and $375 for long-term disability premiums.

(24)	Represents life insurance premiums.

(25)	Includes the grant date probable value of $363,120 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $934,500 and the actual value of the awards granted was $392,490.

(26)	Comprised of $378 of life insurance premiums, $372 for long-term disability premiums, $3,780 for employer matching in a health savings account.

(27)	Includes the grant date probable value of $431,250 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $474,375 and the actual value of the awards granted was $237,188.

(28)	Comprised of $108 of life insurance premiums, $236 for long-term disability premiums, $3,600 for employer matching in a health savings account and $1,396 for other non-cash sales incentives.

(29)	Represents a one-time lump sum bonus payment.

Grants of Plan-Based Awards in Fiscal 2009

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal 2009. For more information, please refer to “Compensation Disclosure and Analysis.”

Name	Type	Grant Date(3)	Comp. Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Securities Underlying Options (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Zachary Nelson	Option	6/19/09	3/18/09	—	—	—	—	—	—	—	185,500	10.62	0
	Option	8/15/09	8/14/09	—	—	—	—	—	—	—	100,000	13.35	773,280
	RSU	8/15/09	8/14/09	—	—	—	—	—	—	75,000	—	—	1,001,250
	PSU	8/15/09	8/14/09	—	—	—	18,750	75,000	131,250	—	—	—	680,850	(7)
	Bonus	N/A		84,375	450,000	703,127	—	—	—	—	—	—	—
Evan Goldberg	Option	8/15/09	8/14/09	—	—	—	—	—	—	—	60,000	13.35	463,968
	RSU	8/15/09	8/14/09	—	—	—	—	—	—	60,000	—	—	801,000
	PSU	8/15/09	8/14/09	—	—	—	15,000	60,000	105,000	—	—	—	544,680	(8)
	Bonus	N/A		23,438	187,500	257,817	—	—	—	—	—	—	—
James McGeever	Option	6/19/09	3/18/09	—	—	—	—	—	—	—	82,500	10.62	0
	Option	8/15/09	8/14/09	—	—	—	—	—	—	—	50,000	13.35	386,640
	RSU	8/15/09	8/14/09	—	—	—	—	—	—	50,000	—	—	667,500
	PSU	8/15/09	8/14/09	—	—	—	12,500	50,000	87,500	—	—	—	453,900	(9)
	Bonus	N/A		37,500	200,000	312,500	—	—	—	—	—	—	—
Timothy Dilley	Option	6/19/09	3/18/09	—	—	—	—	—	—	—	47,350	10.62	0
	Option	8/15/09	8/14/09	—	—	—	—	—	—	—	40,000	13.35	309,312
	RSU	8/15/09	8/14/09	—	—	—	—	—	—	40,000	—	—	534,000
	PSU	8/15/09	8/14/09	—	—	—	10,000	40,000	70,000	—	—	—	363,120	(10)
	Bonus	N/A		18,750	150,000	206,250	—	—	—	—	—	—	—
James Ramsey	Option	6/19/09	3/18/09	—	—	—	—	—	—	—	49,310	10.62	0
	Option	8/15/09	8/14/09	—	—	—	—	—	—	—	40,000	13.35	309,312
	RSU	8/15/09	8/14/09	—	—	—	—	—	—	40,000	—	—	534,000
	PSU	8/15/09	8/14/09	—	—	—	10,000	40,000	70,000	—	—	—	363,120	(11)
	Bonus	N/A		37,500	200,000	312,500	—	—	—	—	—	—	—

(1)	Represents awards granted under our 2009 Executive Bonus Plan, which were earned based on performance in fiscal year 2009. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in fiscal year 2009 by our named executive officers under our 2009 Executive Bonus Plan.

(2)	Represents performance share unit awards, which were determined based on performance in fiscal year 2009. These columns show the awards that were possible at threshold, target and maximum levels of performance. Footnote 11 to the “Outstanding Equity Awards at December 31, 2009” table includes the actual amounts earned in fiscal year 2009 by our named executive officers. The grants were made from our 2007 Equity Incentive Plan.

(3)	For each of the named executive officers, the grant of options on June 19, 2009 is the grant associated with their participation in the option exchange program, as discuss on page 27 in more detail and does not represent a second grant of options for fiscal year 2009. The value of the options received in exchange for the cancelled options was equal to or less than the value of the cancelled options and therefore the Company was not required to recognize any additional compensation expense under FASB ASC Topic 718.

(4)	This column represents awards of restricted stock units granted under our 2007 Equity Incentive Plan.

(5)	This column represents awards of stock options granted under our 2007 Equity Incentive Plan.

(6)

Amounts in this column represent the grant date fair value of stock options, restricted stock and performance share unit awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For restricted stock units and performance share units, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant by (y) the number of units awarded. Grant date fair value amounts for performance share unit awards are based on 68% of the total performance share unit, which was determined to be the probable outcome of the performance conditions at or near the date of grant. The option exchange was intended to be a value-for-value exchange and, therefore, the incremental value of the new options granted on June 19, 2009 in connection with the option exchange as compared to the exchanged option is zero.

(7)	The grant date fair value for the performance share units represents 68% of the total performance share unit, or 51,000 shares, which was determined to be the probable outcome of the performance conditions at or near the date of grant. In February 2009, the compensation committee determined that 73.5%, or 55,125 shares, of the grant was earned based on achievement of company goals.

(8)	The grant date fair value for the performance share units shown in the table represents 68% of the total performance share unit, or 40,800 shares, which was determined to be the probable outcome of the performance conditions at or near the date of grant. In February 2010, the compensation committee determined that 73.5%, or 44,100 shares, of the grant was earned based on achievement of company goals.

(9)	The grant date fair value for the performance share units shown in the table represents 68% of the total performance share unit, or 34,000 shares, which was determined to be the probable outcome of the performance conditions at or near the date of grant. In February 2010, the compensation committee determined that 73.5%, or 36,750 shares, of the grant was earned based on achievement of company goals.

(10)	The grant date fair value for the performance share units shown in the table represents 68% of the total performance share unit, or 27,200 shares, which was determined to be the probable outcome of the performance conditions at or near the date of grant. In February 2010, the compensation committee determined that 73.5%, or 29,400 shares, of the grant was earned based on achievement of company goals.

(11)	The grant date fair value for the performance share units shown in the table represents 68% of the total performance share unit, or 27,200 shares, which was determined to be the probable outcome of the performance conditions at or near the date of grant. In February 2010, the compensation committee determined that 73.5%, or 29,400 shares, of the grant was earned based on achievement of company goals.

Outstanding Equity Awards at December 31, 2009

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at December 31, 2009. Values in this table are calculated based on the closing price per share of our common stock on December 31, 2009, which was $15.98.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zachary Nelson	02/26/03	19,783	(1)	—		1.40	02/26/2013
	01/28/04	114,507	(2)	—		1.50	01/28/2014
	12/30/05	100,000	(3)	—		5.00	12/30/2015
	06/28/07	125,000	(4)	—		12.40	06/28/2017
	06/19/09	20,500	(5)	82,000		10.62	06/19/2019
	06/19/09	13,833	(6)	69,167		10.62	06/19/2019
	08/15/09	8,333	(7)	91,667		13.35	08/15/2019
	08/15/09							51,562	(8)	823,961
	08/15/09							70,312	(9)	1,123,586
	08/15/09										27,500	(10)	439,450
	08/15/09										75,000	(11)	1,198,500

Evan Goldberg	02/26/03	135,200	(12)	—		1.40	02/26/2013
	01/28/04	891,147	(13)	—		1.50	01/28/2014
	12/30/05	100,000	(14)	—		5.00	12/30/2015
	06/28/07	125,000	(15)	—		12.40	06/28/2017
	12/12/07	93,750	(16)	—		14.50	12/12/2017
	12/19/07	15,625	(17)	15,625		26.00	12/19/2017
	08/15/08	22,333	(18)	44,667		17.25	08/15/2018
	08/15/09	5,000	(7)	55,000		13.35	08/15/2019
	08/15/09							34,375	(8)	549,313
	08/15/09							56,250	(9)	898,875
	08/15/09										18,333	(10)	292,961
	08/15/09										60,000	(11)	958,000

James McGeever	02/26/03	2,531	(19)	—		0.60	02/26/2013
	12/30/05	67,500	(20)	—		5.00	12/30/2015
	06/28/07	50,000	(19)	—		12.40	06/28/2017
	06/19/09	8,200	(5)	32,800		10.62	06/19/2019
	06/19/09	6,917	(6)	34,583		10.62	06/19/2019
	08/15/09	4,167	(7)	45,833		13.35	08/15/2019
	08/15/09							20,625	(8)	329,588
	08/15/09							46,875	(9)	749,063
	08/15/09										11,000	(10)	175,780
	08/15/09										50,000	(11)	799,000

Timothy Dilley	01/02/07	100,000	(21)	—		7.00	01/02/2017
	01/04/07							6,250	(22)	99,875
	06/28/07	37,500	(19)	—		12.40	06/28/2017
	06/19/09	6,150	(5)	24,600		10.62	06/19/2019
	06/19/09	2,767	(6)	13,833		10.62	06/19/2019
	08/15/09	3,333	(7)	36,667		13.35	08/15/2019
	08/15/09							13,750	(8)	219,725
	08/15/09							37,500	(9)	599,250
	08/15/09										7,333	(10)	117,181
	08/15/09										40,000	(11)	639,200

James Ramsey	01/28/04	8,047	(19)	—		0.70	01/28/2014
	05/17/05	10,692	(19)	—		1.00	05/17/2015
	12/30/05	23,437	(23)	—		5.00	12/30/2015
	06/28/07	37,500	(19)	—		12.40	06/28/2017
	12/12/07	2,489	(19)	—		14.50	12/12/2017
	06/19/09	5,712	(5)	22,848		10.62	06/19/2019
	06/19/09	3,458	(6)	17,292		10.62	06/19/2019
	08/15/09	3,333	(7)	36,667		13.35	08/15/2019
	08/15/09							17,187	(8)	274,648
	08/15/09							37,500	(9)	599,250
	08/15/09										9,166	(10)	146,472
	08/15/09										40,000	(11)	639,200

(1)	The shares subject to these options have fully vested. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Nelson voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.60 to $1.40. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(2)	The shares subject to these options have fully vested. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Nelson voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.70 to $1.50. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(3)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2009, 50,000 shares were fully vested and 50,000 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(4)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2009, 78,124 shares were fully vested and 46,877 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(5)	These options vest in ten (10) equal quarterly installments beginning on August 20, 2009, subject to continued service with us.

(6)	These options vest in twelve (12) equal quarterly installments beginning on August 20, 2009 subject to continued service with us.

(7)	These options vest in forty-eight (48) equal monthly installments beginning on September 15, 2009 subject to continued service with us.

(8)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on August 15, 2012.

(9)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on August 15, 2013.

(10)	These amounts represent 110% of the performance share unit which is the maximum amount that could have been earned under the performance share units. These awards have three-year vesting with 33.3% vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. On February 15, 2009, the Compensation Committee determined that 55% of the grant was earned based achievement of one of the company performance goals. Actual award amounts earned were 41,250, 27,500, 16,500, 11,000 and 16,500 shares for each of Messrs. Nelson, Goldberg, McGeever, Dilley and Ramsey, respectively.

(11)	These amounts represent 100% of the performance share units. These awards have three-year vesting with 33.3% vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. On February 12, 2010, the Compensation Committee determined that 73.5% of the grant was earned based achievement of one of the company performance goals. Actual award amounts earned were 55,125, 44,100, 36,750, 29,400 and 29,400 shares for each of Messrs. Nelson, Goldberg, McGeever, Dilley and Ramsey, respectively.

(12)	The shares subject to these options have fully vested. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Goldberg voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.60 to $1.40. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(13)	The shares subject to these options have fully vested. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Goldberg voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.70 to $1.50. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(14)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2009, 50,000 shares were fully vested and 50,000 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(15)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2009, 85,208 shares were fully vested and 39,792 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(16)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2009, 46,875 shares were fully vested and 46,875 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(17)	These options vest in thirty-six (36) equal monthly installments beginning on January 19, 2009, subject to continued service with us.

(18)	These options vest in forty-eight (48) equal monthly installments beginning on August 1, 2008, subject to continued service with us.

(19)	The shares subject to these options have fully vested.

(20)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2009, 33,750 shares were fully vested and 33,750 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(21)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2009, 72,917 shares were fully vested and 27,083 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(22)

This is a restricted stock award. The restricted stock award is subject to a right of repurchase by us which right lapsed as to 50% of the shares on November 15, 2008. The remaining 50% shall be released in equal annual increments every November 15th based on continued service with us. As of December 31, 2009, 18,750 shares were fully vested and 6,250 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(23)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2009, 11,083 shares were fully vested and 12,354 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

Option Exercises and Restricted Stock Vesting During 2009

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of restricted stock awards during fiscal 2009 by each of the named executive officers. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. The value realized on vesting of stock awards is calculated based on the closing market price of our common stock on the vesting date of the restricted stock unit or performance share unit, as applicable.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Zachary Nelson	130,000	955,152	37,188	430,149.23
Evan Goldberg	—	—	25,417	295,932.40
James McGeever	—	—	16,125	190,393.75
Timothy Dilley	—	—	11,167	133,044.90
James Ramsey	5,000	68,956	13,334	157,141.07

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Severance and Change of Control Arrangements

We entered into severance and change of control agreements that require specific payments and benefits to be provided to our named executive officers in the event of termination of employment. Pursuant to the severance and change of control agreements, upon an executive’s termination by us (other than for Cause or upon the executive’s death or disability), not in connection with a change of control, then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance benefits, subject to the executive’s continued compliance with covenants under the agreement:

•	continuing payments of base salary for 12 months from the date of such termination;

•	a pro-rated amount of the executive’s target performance-based cash incentive for the year of termination based on the period of time the executive had been employed during the year of termination;

•

accelerated vesting for the executive’s outstanding equity awards in an amount equal to the portion of the award that would have otherwise vested during the 12-month period following such termination as if the executive had remained employed by us through such date and with respect to equity awards, the executive will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	outplacement services for up to 12 months following such termination; and

•	health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

Pursuant to the severance and change of control agreements, upon an executive’s termination by us (other than for Cause, or the executive’s death or disability) or upon the executive’s resignation from such employment for Good Reason, in either case in connection with a change of control (during the period commencing three months prior to and ending 12 months after the change in control), then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance:

•	a lump sum payment of 12 months of base salary;

•	a lump sum amount equal to the executive’s target performance-based cash incentive for the year of termination, or, if greater, as in effect immediately prior to the change of control;

•

accelerated vesting as to 100% of the executive’s outstanding equity awards and the executive will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	outplacement services for up to 12 months following such termination; and

•	health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

In the event any payment to Messrs. Nelson, Goldberg, or McGeever is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such officer will be entitled to receive an additional cash payment from us equal to the sum of the excise tax and all cumulative income taxes relating to the cash payment. In the event any payment to Mr. Dilley or Mr. Ramsey would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), Mr. Dilley or Mr. Ramsey, as applicable, will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means us paying him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

Under the change of control agreements, the following definitions are used:

“Cause” means:

(i)	executive’s failure to devote sufficient time and effort to the performance of his or her duties;

(ii)	executive’s continued failure to perform his or her employment duties;

(iii)	executive’s repeated unexplained or unjustified absences from the Company;

(iv)	executive’s material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company;

(v)	executive’s refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company;

(vi)	executive’s commission of any act of fraud with respect to the company; or

(vii)	executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Company or the board of directors of the Company.

The Company may not terminate the employment of an executive under clause (i), (ii), or (iii) above unless the Company (1) provides executive with a written notice that specifically sets forth the factual basis to support the Company’s right to terminate executive’s employment under clause (i), (ii), or (iii) above, and (2) permits executive to cure such failure, to the Company’s satisfaction, within 10 business days after receiving such notice.

“Change of Control” means the occurrence of any of the following:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except Tako Ventures, LLC, or an affiliate of Tako Ventures, LLC (although not reflected in the terms of the agreement themselves, Tako Ventures, LLC, which is affiliated with Larry Ellison, transferred shares of our common stock into NetSuite Restricted Holdings LLC prior to our initial public offering), that becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by, or more than 50% of the fair value of, the Company’s then outstanding voting securities; provided, however, that for purposes of this subsection (d), the acquisition of additional securities by any one person, who is considered to own more than 50% of the total voting power of the securities of the Company shall not be considered a Change of Control; or

(ii)	Any action or event occurring within a one-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date the agreement was entered into, or (B) are elected, or nominated for election, to the board of directors with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iv), a transfer of assets by the Company to any of the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3). For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Code Section 409A(a)(2)(A)(v) shall be not be considered a Change of Control for purposes of the change of control and severance agreements.

“Good Reason” means executive’s resignation within thirty (30) days following the expiration of any company cure period following the occurrence of one or more of the following, without the executive’s written consent:

(i)	the significant reduction of executive’s duties, authority, responsibilities, job title or reporting relationships relative to executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; provided, however, that a reduction in position or responsibilities solely by virtue of a Change of Control shall not constitute “Good Reason”;

(ii)	a reduction of more than five percent of executive’s base salary in any one year;

(iii)	a reduction by more than ten percent of executive’s total target annual cash compensation in any one year (which consists of executive’s base salary plus target performance-based cash incentive compensation);

(iv)	the material change in the geographic location at which executive must perform services (for these purposes, the relocation of executive to a facility that is more than twenty-five (25) miles from executive’s current employment location will be considered material);

(v)	the failure of the Company to obtain assumption of the severance and change of control agreement by any successor; and

(vi)	the breach by the Company of a material provision of the severance and change of control agreement. For purposes of clause (i), executive’s duties, authority, responsibilities, job title and reporting relationships will be deemed to have been significantly reduced if executive does not (a) hold at least the same title and position (including responsibility over at least the same functional areas as prior to the change of control) with the Company business or the business with which such business is operationally merged or subsumed (as, for example, where the President and Chief Executive Officer of the Company remains the President and Chief Executive Officer of the Company following a Change of Control where the Company becomes a wholly owned but separate operating subsidiary of the acquirer, but is not made the President and Chief Executive Officer of the acquiring corporation), or (b) remain a member of the executive officer management staff of the Company business or the business with which such business is operationally merged or subsumed. Executive cannot resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Potential Payment upon Termination

The table below outlines the potential payments and benefits payable to each named executive officer in the event of termination not in connection with a change of control (“COC”) or following a COC as if such termination event had occurred on December 31, 2009.

Triggering Event	Salary ($)	Bonus(1) ($)	Accelerated Stock Options(2) ($)	Accelerated Restricted Stock ($)	Accelerated Performance Awards(3) ($)	Health Care Benefits ($)	Outplacement Benefits ($)	280G Gross-Up Payments ($)	Total ($)
Zachary Nelson
Termination Without Cause Not in Connection with a Change in Control(4)	450,000	450,000	682,923	599,250	619,225	13,646	15,000	—	2,830,044
Termination Without Cause or Constructive Termination after a Change in Control(5)	450,000	450,000	1,768,170	1,947,578	1,637,950	13,646	15,000	1,323,702	7,606,046

Evan Goldberg
Termination Without Cause Not in Connection with a Change in Control(6)	375,000	187,500	309,455	439,450	466,089	17,025	15,000	—	1,809,518
Termination Without Cause or Constructive Termination after a Change in Control(7)	375,000	187,500	905,484	1,448,188	1,251,761	17,025	15,000	999,672	5,199,630

James McGeever
Termination Without Cause Not in Connection with a Change in Control(8)	300,000	200,000	287,557	319,600	354,213	—	15,000	—	1,476,369
Termination Without Cause or Constructive Termination after a Change in Control(9)	300,000	200,000	852,302	1,078,650	974,780	—	15,000	904,114	4,324,846

Timothy Dilley
Termination Without Cause Not in Connection with a Change in Control(10)	250,000	150,000	346,385	338,325	271,660	17,830	15,000	—	1,389,200
Termination Without Cause or Constructive Termination after a Change in Control(11)	250,000	150,000	545,660	917,600	756,381	17,830	15,000	—	2,652,471

James Ramsey
Termination Without Cause Not in Connection with a Change in Control(12)	200,000	200,000	159,315	259,675	268,298	13,646	15,000	—	1,133,934
Termination Without Cause or Constructive Termination after a Change in Control(13)	200,000	200,000	447,246	873,914	785,673	13,646	15,000	—	2,535,479

(1)	In the event of a termination without Cause and not in connection with a Change of Control, performance-based cash incentive is calculated as a pro rata amount based on elapsed time in the current bonus period. The performance-based cash incentive amount shown assumes 100% of the target performance-based cash incentive under the Executive Bonus Plan for 2009. Actual year 2009 performance-based cash incentives earned by each named executive officer are reported in the Summary Compensation Table.

(2)	Amount reflects the difference between the closing sales price of a share of our common stock on December 31, 2009 ($15.98) and the per share exercise price for the option.

(3)	Amount shown is based on 73.5% of the target of the performance share unit award amount as approved by the compensation committee in February 2010.

(4)	As of December 31, 2009, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 137,415 option awards, 37,500 restricted stock units and 38,750 performance share units.

(5)	As of December 31, 2009, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change in Control: 339,713 option awards, 121,876 restricted stock units and 102,500 performance share units.

(6)	As of December 31, 2009, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 102,894 option awards, 27,500 restricted stock units and 29,167 performance share units.

(7)	As of December 31, 2009, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 251,962 option awards, 90,625 restricted stock units and 78,333 performance share units.

(8)	As of December 31, 2009, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 51,169 option awards, 20,000 restricted stock units and 22,166 performance share units.

(9)	As of December 31, 2009, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 146,969 option awards, 67,500 restricted stock units and 61,000 performance share units.

(10)	As of December 31, 2009, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 52,833 option awards, 21,250 shares of restricted stock and 17,000 performance share units.

(11)	As of December 31, 2009, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 102,186 option awards, 57,500 shares of restricted stock and 47,333 performance share units.

(12)	As of December 31, 2009, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 31,501 option awards, 16,250 restricted stock units and 17,916 performance share units.

(13)	As of December 31, 2009, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 89,163 option awards, 54,688 restricted stock units and 49,166 performance share units.

DIRECTOR COMPENSATION

It is the general policy of the board of directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. We also have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings or attendance at director education programs. Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the year ended December 31, 2009 for service as a director. We do not provide any retirement benefits or other perquisites to our directors.

Fees Earned or Paid in Cash

During fiscal 2009, our non-employee directors were paid an annual cash retainer for serving on the board, plus additional cash retainers based on their committee service and service as the lead independent director. These annual retainers, which are paid quarterly in advance, are:

Position	Annual Retainer
Board Member	$25,000
Lead Independent Director	$10,000
Audit Committee Chair	$20,000
Audit Committee Member (non-chair)	$7,500
Compensation Committee Chair	$10,000
Compensation Committee Member (non-chair)	$4,000
Nominating & Governance Committee Chair	$7,500
Nominating & Governance Committee Member (non-chair)	$3,000

In addition, a flat fee of $1,500 per board meeting is paid for attendance at each meeting of our board. The per meeting fees are paid following each meeting in arrears. For the first full year of service, the annual cash compensation paid to our independent directors shall be pro rated based on the number of months served up until the first annual meeting after their service commences.

Neither of our employee-directors received compensation during fiscal 2009 for service as a member of our board.

Equity Awards

Under our Equity Award Grant Policy, eligible non-employee directors receive a series of automatic option grants and restricted stock unit awards over their period of board service. Those automatic option grants and restricted stock awards are as follows:

Initial Grant. At the time of his or her initial election or appointment to the board, each new non-employee board member shall receive an option grant for 30,000 shares of our common stock on or about the date such person becomes a non-employee director. The shares subject to the initial option award vest over a four year period as follows: 25% of those option shares vest upon the optionee’s completion of one year of board service measured from the grant date of that option, and 1/48th shall vest in equal monthly installments over the following three years, subject to the director’s continued service on the board.

Annual Grant. Each year thereafter on the date of our annual stockholders meeting, each non-employee director (if such non-employee director served on the board for at least six months preceding the annual meeting) will receive an annual stock option award to purchase shares of our common stock with a Black-Scholes value equal to approximately $50,000 and a restricted stock award with a value equal to approximately $50,000 as of the date of the grant. The shares subject to the annual option award will vest quarterly over a one-year period with the first installment vesting on the three month anniversary of the date of grant, subject to the director’s continued service on the board. The restricted stock unit award will vest 100% on the earlier of (i) the date of the next annual meeting following the date of grant or (ii) December 31 of the calendar year following the calendar year in which the grant occurs; provided, however, that any unvested shares under the restricted stock award will be subject to forfeiture and automatically transferred back to the Company should the optionee cease board service prior to vesting in those shares.

Each option grant shall have an exercise price equal to the fair market value per share of our common stock on the grant date and a maximum term of ten years. In the event of a change of control, the remaining unvested options and restricted stock awards granted to our non-employee directors shall vest 100%.

The Equity Award Grant Policy also provides that non-employee directors are eligible to receive discretionary awards in addition to those covered by the automatic grant program. The board or its applicable committee retains the authority to revise the Equity Award Grant Policy as it deems appropriate from time to time.

In 2010 our board of directors adopted Equity Ownership Guidelines for our non-employee directors. Under the Company’s equity ownership guidelines, each non-employee director is expected to own shares of the Company’s stock valued at three (3) times his or her annual cash retainer fee for service on the Board. This guideline is subject to a five year pro-rated phase in period.

2009 Director Compensation

The following table sets forth the annual director compensation paid or accrued by us to individuals who were non-employee directors during any part of 2009. The table excludes Messrs. Nelson and Goldberg, who are named executive officers and who did not receive any compensation from us in their roles as directors in 2009.

Non-Employee Director Compensation For Year Ended December 31, 2009

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
William Beane III	35,500	50,008	49,976	135,484
Deborah Farrington(4)	67,125	50,008	49,976	167,109
Catherine Kinney(5)	37,500	—	210,798	248,298
Kevin Thompson	61,000	50,008	49,976	160,984
Ed Zander	27,750	—	199,842	227,592

(1)	For fiscal year 2009, non-employee directors were paid director fees on a quarterly basis prior to the start of each quarter. As a result, this table includes fees for services provided in the first quarter of fiscal year 2009 that were paid in December 2008 (prior to the beginning of our 2009 fiscal year) but does not include fees paid in December 2009 (during our 2009 fiscal year) for services provided during the first quarter of fiscal year 2010.

(2)	Below is a breakdown of the fees earned or paid in cash as of December 31, 2009 for each of the directors set forth above:

Name	Annual Board Retainer ($)	Audit Committee Retainer ($)	Comp Committee Retainer ($)	Nom & Gov Committee Retainer ($)	Lead Independent Director Retainer ($)	Per Meeting Fees ($)	Total ($)
William Beane III	25,000	—	—	—	—	10,500	35,500
Deborah Farrington(4)	25,000	7,500	10,000	4,125	10,000	10,500	67,125
Catherine Kinney(5)	18,750	5,625	—	5,625	—	7,500	37,500
Kevin Thompson	25,000	20,000	4,000	1,500	—	10,500	61,000
Ed Zander	18,750	—	3,000	1,500	—	4,500	27,750

(3)	Amounts shown do not reflect compensation actually received by directors. Instead, the value reported above in the “Stock Awards” and “Option Awards” columns represents the dollar amounts of the aggregate grant date fair value of directors’ option awards and restricted stock awards granted in 2009 calculated in accordance with SEC rules.

(4)	Per an instruction from Deborah Farrington, the Company distributes one-half of Ms. Farrington’s director compensation, including fees earned in cash and equity awards, to StarVest Partners, L.P. Please refer to footnote 4 of the section entitled “Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters” for Ms. Farrington’s beneficial ownership interest with StarVest Partners, L.P. and its affiliates.

(5)	Includes $1,500 in meeting fees for services provided in 2009, but which were paid in 2010.

Additional Information With Respect to Director Equity Awards

Name	Grant Date	Option Awards Outstanding Granted Prior to 2009(#)(1)	Stock Awards Granted During Fiscal 2009 (#)(2)	Option Awards Granted During Fiscal 2009 (#)(1)	Grant Date Fair Value of Stock and Option Awards Granted in Fiscal 2009 ($)(3)
William Beane III	1/2/07	20,000	—	—
	12/13/07	9,623	—	—
	12/19/07	2,895	—	—
	5/29/08	4,107	—	—
	5/19/09	—	4,238	—	50,008
	5/19/09	—		6,756	49,976

	Total:	36,625	4,238	6,756	99,984

Deborah Farrington	12/13/07	25,897	—	—
	12/19/07	8,132	—	—
	5/29/08	4,107	—	—
	5/19/09	—	4,238	—	50,008
	5/19/09	—	—	6,756	49,976

	Total:	38,136	4,238	6,756	99,984

Catherine Kinney	03/27/09	—	—	30,000	210,798
	Total:			30,000	210,798

Kevin Thompson	11/21/06	12,000	—	—
	12/13/07	10,897	—	—
	12/19/07	3,132	—	—
	5/29/08	4,107	—	—
	5/19/09	—	4,238	—	50,008
	5/19/09	—	—	6,756	49,976

	Total:	30,136	4,238	6,756	99,984

Ed Zander	06/17/09	—	—	30,000	199,842
	Total:			30,000	199,842

(1)	Includes both vested and unvested options to purchase our common stock.

(2)	Includes both vested and unvested restricted stock awards.

(3)

Amounts in this column represent the grant date fair value of stock options and restricted stock awards. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For restricted stock awards, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of shares awarded.

2010 Board Compensation

In March 2010, the board of directors approved changes to the compensation for our non-employee directors. The following tables show the changes to the board compensation for both its cash compensation and equity compensation. The increases were effective as of January 1, 2010.

Cash Compensation:

Position	2009 Annual Retainer	2010 Annual Retainer
Board Member	$25,000	$40,000	(1)
Lead Independent Director	$10,000	$15,000
Audit Committee Chair	$20,000	$20,000
Audit Committee Member (non-chair)	$7,500	$10,000
Compensation Committee Chair	$10,000	$10,000
Compensation Committee Member (non-chair)	$4,000	$5,000
Nominating & Governance Committee Chair	$7,500	$8,500
Nominating & Governance Committee Member (non-chair)	$3,000	$3,000

(1)	Under the 2009 board compensation fee schedule, each non-employee board member received an additional flat fee of $1,500 per board meeting for attendance at each meeting of our board of directors. Under the revised 2010 board compensation schedule, each board member will receive an additional meeting fee for board and committee meetings only for applicable board or committee meetings that exceed certain thresholds. Those thresholds and per meeting fee amounts are as follows:

Type of Meeting	Meeting Fee	Threshold
Board of Directors	$1,500	Exceeds 10 meetings per calendar year
Audit Committee	$1,000	Exceeds 10 meetings per calendar year
Compensation Committee	$1,000	Exceeds 6 meetings per calendar year
Nominating and Governance Committee	$1,000	Exceeds 6 meetings per calendar year

Equity Compensation:

Compensation Element(2)	2009 Equity Grant Value or Number of Shares	2010 Equity Grant Value
Initial Grant Value of Options	30,000 Shares	$125,000
Initial Grant Value of RSU	N/A	$125,000
Annual Grant Value of Options	$50,000	$75,000
Annual Grant Value of RSU	$50,000	$75,000

(2)	The value of the equity grant is calculated using the Black-Scholes value on the date of the grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions with Executive Officers and Directors

In July 2004, the Company entered into a License Agreement with the Oakland Athletics (the “Athletics”) with a term of 41 months. The agreement provided for an upfront payment to the Company of $50,000 by the Athletics for the use of its on-demand application services through November 2007. In December 2006, the Company entered into a three-year partnership agreement with the Athletics. Under the terms of the agreement, the Company paid the Athletics $375,000 over the three-year term of the agreement for certain sponsorship benefits. This agreement also extended the Athletics’ right to use the Company’s on-demand application services through December 2009 for no additional consideration from the Athletics. In April 2008, the Company entered into a supplemental sponsorship agreement with the Athletics. Under the terms of the supplemental sponsorship agreement, the Company will pay the Athletics $429,000 over the three year term of the agreement for certain sponsorship benefits. In April 2009, the Company entered into an amendment of its sponsorship agreement under which the Company agreed to purchase additional in-stadium signage for $50,000 per year through 2011. Total payments to the Athletics have been $100,000, $385,000 and $282,000 during 2007, 2008 and 2009, respectively. William Beane III, the General Manager of the Athletics, became a member of the Company’s board of directors in January 2007.

In August 2004, the Company entered into a license agreement with Fieldglass Inc. (“Fieldglass”). A member of the Company’s board of directors, Deborah Farrington, is also a member of the board of directors of Fieldglass. The Company and Fieldglass have renewed the licensing agreement and the Company has sold to Fieldglass additional services at various points in time. Under the terms of the agreement, Fieldglass paid the Company $115,000, $9,000 and $196,000 in 2007, 2008 and 2009, respectively, for the use of its services. The Company and Fieldglass entered into a renewal of the license agreement in January 2009.

In March 2005, the Company entered into a business agreement with Perquest Inc. A member of the Company’s board of directors, Deborah Farrington, became a member of the board of directors of Perquest following the commencement of this business agreement. Under the business agreement, Perquest became the exclusive backend payroll service provider for the Company’s customers located in the United States. Additionally, Perquest’s payroll and tax service application would be accessible to, and available for use by, the Company’s customers through the NetSuite application. Under the terms of the agreement, the Company recognized revenues of $438,000 and $565,000 in 2007 and 2008, respectively, and recognized costs of $346,000 and $384,000 in 2007 and 2008, respectively. In November 2008, the Company purchased software from Perquest that had previously been licensed under the March 2005 agreement for $150,000. The purchase price included a $39,000 cash payment to Perquest with the remainder applied against a $111,000 receivable due to NetSuite from Perquest. Under the 2008 purchase agreement the Company recognized revenues of $615,000 and costs of $236,000 during 2009.

In August 2006, the Company entered into a license agreement with SolarWinds, Inc. (“SolarWinds”). A member of the Company’s board of directors, Kevin Thompson, is the President and Chief Executive Officer of SolarWinds. The Company and SolarWinds have renewed the licensing agreement and the Company has sold to SolarWinds additional services at various points in time. In March 2009, SolarWinds entered into a two year renewal of the license agreement and purchased additional professional services for which SolarWinds will pay the Company $957,000 in the aggregate. Under the terms of the agreement, SolarWinds paid the Company $223,000, $538,000 and $622,000 in 2007, 2008 and 2009, respectively, for the use of its services.

In August 2006, the Company entered into a license agreement with a division of MetLife, Inc. (“MetLife”). A member of the Company’s Board of Directors, Catherine R. Kinney, became a member of MetLife’s board in April 2009. Under the terms of the license agreement, MetLife paid the Company $0, $356,000 and $48,000 in 2007, 2008 and 2009, respectively, for the use of its services.

In September 2007, the Company entered into an agreement with IRON Solutions LLC under which IRON Solutions became a partner and reseller of the NetSuite product. In June 2008, IRON Solutions was acquired in part by StarVest Partners LLC. Deborah Farrington, a member of the Company’s board of directors, is also a founding principal of StarVest Partners. IRON Solutions also has a preexisting services agreement with the Company. During 2008 and 2009, IRON Solutions paid the Company $59,000 and $102,000, respectively, for the use of its services.

In March 2008 the Company entered into a license agreement with Ideeli Inc. (“Ideeli”). A member of the Company’s board of directors, Deborah Farrington, is a general partner of StarVest Partners, L.P and in December 2009 another general partner of StarVest Partners, L.P. became a member of the board of directors of Ideeli. The Company and Ideeli have renewed the license agreement and the Company has sold additional services to Ideeli at various points in time. Under the terms of the agreement, Ideeli paid the Company $66,000 in 2009. In January 2010, the Company entered into a renewal of the license agreement. The amount due under the renewal and all sales of additional services made to Ideeli by the Company since January 2010 is $131,000.

In May 2008, the Company entered into an agreement with the San Jose Earthquakes (the “Earthquakes”). The Earthquakes share common ownership with the Athletics. Under the terms of the agreement, the Company received certain sponsorship benefits from the Earthquakes during 2008 in exchange for the Earthquakes’ use of the Company’s on-demand application services through May 2009. Based on an estimate received from the Earthquakes, the Company determined the value of the sponsorship benefits to be approximately $112,000.

In 2008, the Company engaged Horn Productions to produce videos on behalf of the Company. Horn Productions is owned by the wife of the Company’s President and Chief Executive Officer, Zachary Nelson. During 2008 and 2009, the Company made payments to Horn Productions totaling $126,000 and $28,000, respectively, for the use of its services. The Company also provides Horn Productions the right to use the Company’s services at no consideration.

In October 2005, the Company made a loan of $2.2 million to Evan M. Goldberg, its Chief Technology Officer and Chairman of the Board, with an interest rate of 5.00%. In February 2007, Mr. Goldberg repaid $400,000 owed on the loan. In June 2007, Mr. Goldberg repaid the remaining $2.0 million owed on the loan from the Company, which included $200,000 of interest accrued thereon.

In September 2005, the Company entered into a $10.0 million secured line of credit agreement with Tako Ventures, a related party. The line of credit was amended in March 2006 to increase the amount to $20.0 million. All outstanding balances on the line of credit were paid in December 2007. The line of credit expired in February 2008. There were no outstanding borrowings on the line of credit as of December 31, 2007 or at any time during 2008 prior to its expiration. Interest expense paid to related parties on the line of credit was $652,000 during the year ended December 31, 2007.

Employment Arrangements and Indemnification Agreements

We have entered into revised severance and change of control agreements with each of our executive officers. See the section titled “Severance and Change of Control Arrangements—Potential Payment upon Termination” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with our Significant Stockholders

The Company has entered into various software license agreements with Oracle USA, Inc., an affiliate of Oracle Corporation. Lawrence J. Ellison, who beneficially owns a majority of the Company’s common stock, is the Chief Executive Officer, a director and a principal stockholder of Oracle Corporation. In April 2005, we entered into a perpetual license for the use of Oracle database and application server software on a certain number of individual computers, along with technical support. Under the April 2005 agreement, the Company paid $2.5 million over nine installments, including the final buyout payment, which occurred on June 19, 2007. In May 2007, the Company entered into another software license agreement with Oracle USA, Inc. to license Oracle software for an additional number of computers, along with technical support. The May 2007 agreement calls for payments of $0.9 million over 12 equal quarterly installments through 2010. In October 2007, the Company entered into another perpetual software license agreement with Oracle USA, Inc. to license Oracle database and application server software, along with technical support. This license has a forty-two month term that allows the Company to download an unlimited number of perpetual licenses and was financed pursuant to a note issued to Oracle USA, Inc. The note bears interest at a rate of 6.20% per annum. The maximum amount outstanding under the note was $4.3 million, $4.0 million and $2.6 million during the years ended December 31, 2007, 2008 and 2009, respectively. The Company repaid principal of $370,000 during the year ended December 31, 2007 and $1.4 million during both the years ended December 31, 2008 and 2009. As of March 31, 2010, the outstanding principal balance on the note was $386,514. Interest payments on these notes were $42,000, $251,000 and $167,000 during the years ended December 31, 2007, 2008 and 2009, respectively.

The Company also purchased the initial 12 months of technical support services under the agreement, which was renewed in 2008 and is renewable annually. The October 2007 agreement requires the Company to pay $4.7 million for the net license fees to be paid over 12 equal quarterly installments through 2010 and annual payments of $1.4 million for the technical support fees. The October 2007 agreement replaces the support portion of the product orders made under the April 2005 and May 2007 agreements. The total payments to Oracle and its affiliates were $1.7 million, $3.4 million and $3.8 million during 2007, 2008 and 2009, respectively.

Our management team negotiated the terms of the Oracle USA software license agreements on our behalf and negotiated in good faith to obtain the most favorable terms possible for our business. Neither Mr. Ellison nor any board member affiliated with Mr. Ellison was involved in the negotiations on our behalf or on behalf of Oracle. These agreements were reviewed with, and the terms of these transactions were approved by, our board members who are not affiliated with Mr. Ellison. As Oracle disclosed in its proxy statement, an independent committee of its board reviews related party transactions (including related party transactions with us) and approves only those that are determined to be on terms that are fair to Oracle. As a result, we believe these transactions were completed on arm’s length terms and we do not believe that we obtained any economic terms from Oracle USA that would be unavailable to other parties.

In 2004, the Company entered into a verbal agreement with Oracle Racing, Inc. (“Oracle Racing”), a sailboat racing syndicate. Lawrence J. Ellison is the primary source of funding for Oracle Racing. Under the terms of the agreement, the Company agreed to supply certain of its on-demand application services to Oracle Racing in exchange for logo placement on the sailboats. Based on the pricing for similar licenses to unaffiliated third parties, the Company calculated the fair market value of the services provided to Oracle Racing to be approximately $251,000, $241,000 and $250,000 for 2007, 2008 and 2009, respectively. The Company did not obtain an independent valuation of the logo placement rights received from Oracle Racing. Based on an estimate received from Oracle Racing, the Company determined the value of the logo placement on the sailboat to be approximately $250,000 to $350,000 per year for 2007 and 2008 and approximately $750,000 to $950,000 during 2009. The incremental cost to the Company of providing on-demand services and the incremental cost to Oracle Racing of providing logo placement rights on the sailboat was nominal. The on-demand application suite provided to Oracle Racing has been recorded for accounting purposes at historical cost.

In November 2005, June 2007 and October 2007, Mr. Goldberg received loans for $250,000, $2.0 million and $2.5 million with current interest rates of 4.04%, 4.64% and 2.87%, respectively, from an entity affiliated with Lawrence J. Ellison. The interest rate of the June 2007 loan will be reduced to 2.87% effective July 1, 2010 per the terms of the agreement. The loans are due in November 2012, June 2013 and October 2012, respectively. The interest rate on the loans compared to the corresponding market rate of interest during those periods the loans are outstanding are deemed compensation to Mr. Goldberg and are recorded as a contribution to capital by related party and compensation expense. Those amounts were $22,000 during 2007 and $0 for both 2008 and 2009. The loans to Mr. Goldberg remained outstanding as of December 31, 2009.

Lawrence J. Ellison

In connection with our initial public offering, Lawrence J. Ellison transferred 31,964,891 shares of our common stock (representing all of the shares formerly held directly by Tako Ventures, an investment entity controlled by Mr. Ellison) to NetSuite Restricted Holdings LLC, or the LLC, a limited liability company formed for the limited purpose of holding the NetSuite shares and funding charitable gifts as and when directed by Mr. Ellison. As of the Record Date, those shares represented approximately 50.5% of our outstanding stock. Mr. Ellison is the Chief Executive Officer, a director and a principal stockholder of Oracle. We have been told that Mr. Ellison made the transfer in view of his position and duties at Oracle, to effectively eliminate his voting control over the election of our directors and certain other matters, to limit the circumstances under which his voting control could be exercised or restored, and to avoid and mitigate potential future conflicts of interest that might otherwise arise.

To that end, Mr. Ellison established the LLC, the sole member of which is Mr. Ellison’s revocable trust. The LLC is managed solely by an unrelated third party. The manager has no ability to dispose of our shares, other than to fund charitable gifts as and when directed by Mr. Ellison, to cover any tax liabilities resulting from ownership of the shares in the LLC structure, and to participate in a transaction involving a change of control approved by our stockholders or a tender offer approved or recommended by our board of directors.

The LLC Operating Agreement does not permit the LLC to be liquidated or dissolved, or any ownership interest in the LLC to be transferred, so long as Mr. Ellison remains an officer or director of Oracle, except with the approval of an independent committee of Oracle’s board of directors. Mr. Ellison has informed us of his intention that, upon his death, his membership interest in the LLC will be transferred to the Ellison Medical Foundation or to one or more other charities designated by Mr. Ellison.

The Operating Agreement for the LLC contains provisions regarding the voting of our shares that are designed to neutralize the voting power of the shares or our stock held by the LLC and that require that all the shares held by the LLC that are entitled to be voted at any meeting of our stockholders will be present and voted at such meeting, except as described below. These provisions require the shares held by the LLC to be voted on each matter presented by the stockholders in strict proportion (for, against, withheld, and/or abstain) to the votes collectively cast by all of our other voting stockholders who are present and voting, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison’s family members, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting provisions apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December  31, 2009, we believe that all Reporting Persons complied with all applicable reporting requirements.

ANNUAL REPORT

Accompanying this proxy statement or posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2009. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, are available free of charge on our website at www.netsuite.com under the headings “Investors/SEC Filings.”

By order of the board of directors,

/s/ Douglas P. Solomon

Douglas P. Solomon

SVP, General Counsel and Secretary

April 29, 2010

NetSuite Inc.

ANNUAL MEETING OF STOCKHOLDERS

May 27, 2010

9:30 a.m., local time

The Westin Hotel

1 Old Bayshore Highway

Millbrae, California 94030

NETSUITE

ONE SYSTEM. NO LIMITS.

NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511 proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 27, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Zachary Nelson, James McGeever and Douglas Solomon, and each of them, with power to act without the other and with full power of substitution, to represent all your shares of common stock of NetSuite Inc. which you are entitled to vote on, and to vote on all matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments, continuations or postponements thereof.

See reverse for voting instructions.

NETSUITE

ONE SYSTEM. NO LIMITS.

Shareowner ServicesSM

P.O. Box 64945

St. Paul, MN 55164-0945 COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/n

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 26, 2010.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 26, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors: 01 William Beane III Vote FOR all nominees Vote WITHHELD

02 Deborah Farrington (except as marked) from all nominees

03 Edward Zander

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year For Against Abstain ending December 31, 2010.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

For planning purposes, please mark the box to the right if you plan to attend the meeting.

Address Change? Mark Box Indicate changes below: Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.